SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549

                                      Form 10-K

          X      ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (Fee Required)
                 For the fiscal year ended     December 31, 1994

                 TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)
           For the transition period from            to

                            Commission file number 1-3464
                             KENTUCKY UTILITIES COMPANY
               (Exact name of Registrant as specified in its charter)
               Kentucky and Virginia                     61-0247570
             (State of Incorporation)                 (I.R.S. Employer
                                                     Identification No.)
                One Quality Street
                Lexington, Kentucky                         40507
     (Address of principal executive offices)            (Zip Code)

         Registrant's telephone number, including area code:   606-255-2100
             Securities registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange on
                Title of Each Class                    Which Registered
        Preferred Stock, 4 3/4% cumulative,   Philadelphia Stock Exchange, Inc.
           stated value  $100 per share

             Securities registered pursuant to Section 12(g) of the Act:
              Preferred stock, cumulative, stated value $100 per share
                                  (Title of Class)
     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been
     subject to such filing requirements for the past 90 days. Yes  X   No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )
     Aggregate market  value of the voting  stock held by  nonaffiliates of the
     Registrant:   None

     Number of shares of Common Stock outstanding at March 9, 1995: 37,817,878 shares (owned by the parent - KU Energy Corporation).
                     Documents Incorporated by Reference:  None

     Exhibit Index appears on page 42.

                             KENTUCKY UTILITIES COMPANY

                                      Form 10-K

               Annual Report to the Securities and Exchange Commission
                        For the Year Ended December 31, 1994
                                    _____________

                                  TABLE OF CONTENTS

     Item                                                              Page
                                       PART I

     1. Business   . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

     2. Properties   . . . . . . . . . . . . . . . . . . . . . . . . . .  9

     3. Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 10

     4. Submission of Matters to a Vote of Security Holders  . . . . . . 10

        Executive Officers of the Registrant   . . . . . . . . . . . . . 11


                                       PART II

     5. Market for Registrant's Common Equity and Related
          Stockholder Matters  . . . . . . . . . . . . . . . . . . . . . 13

     6. Selected Financial Data  . . . . . . . . . . . . . . . . . . . . 14

     7. Management's Discussion and Analysis of Financial Condition
          and Results of Operations  . . . . . . . . . . . . . . . . . . 16

     8. Financial Statements and Supplementary Data  . . . . . . . . . . 24

     9. Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure   . . . . . . . . . . . . . . . . . . 40

                                      PART III

    10. Directors and Executive Officers of the Registrant   . . . . . . 40

    11. Executive Compensation   . . . . . . . . . . . . . . . . . . . . 40

    12. Security Ownership of Certain Beneficial Owners and Management   40

    13. Certain Relationships and Related Transactions   . . . . . . . . 40

                                       PART IV

    14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K   41

        Exhibit Index  . . . . . . . . . . . . . . . . . . . . . . . . . 42

        Signatures   . . . . . . . . . . . . . . . . . . . . . . . . . . 47

                                       PART I
     Item 1.  Business

     General

     Kentucky Utilities Company (Kentucky Utilities) is a wholly owned subsidiary of KU Energy Corporation (KU Energy). Kentucky Utilities is a public utility engaged in producing and selling electric energy. Kentucky Utilities provides electric service to about 418,100 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky, and to about 28,300 customers in 5 counties in southwestern Virginia. In Virginia, Kentucky Utilities operates under the name Old Dominion Power Company. Of the Kentucky communities, 160 are incorporated municipalities served under unexpired municipal franchises and the rest are unincorporated communities where no franchises are required. Service has been provided in Virginia without franchises for a number of years. This lack of Virginia franchises is not expected to have a material adverse effect on Kentucky Utilities' operations. Kentucky Utilities also sells electric energy at wholesale for resale in 12 municipalities.

     The territory served by Kentucky Utilities has an aggregate population estimated at about 1,000,000. The largest city served is Lexington, Kentucky. The population of the metropolitan Lexington area is estimated at about 225,000. The populations of the next 10 largest cities served at retail range from about 21,000 to 9,000. The territory served includes most of the Blue Grass Region of central Kentucky and parts of the coal mining areas in southeastern and western Kentucky and southwestern Virginia. Lexington is the center of the Blue Grass Region, in which thoroughbred horse, burley tobacco and bourbon whiskey distilling industries are located. Among the principal industries in the territory served are coal mining, automotive and related industries, the manufacture of paper and paper products and of electrical and other machinery and primary metals processing.

     Revenues

     Kentucky Utilities' sources of electric revenues and the respective percentages of total revenues for the three years 1992-1994 were as follows:

          Year Ended December 31,                1994             1993              1992
                                                Amount   %       Amount   %        Amount  %
                                                          (dollars in thousands)

          Residential                        $ 213,574  34     $210,759  35     $ 194,817  34
          Commercial                           142,207  22      138,271  23       133,519  23
          Industrial                           120,043  19      111,857  18       102,808  18
          Mine Power                            36,498   6       34,977   6        36,696   7
          Public Authorities                    49,869   8       48,142   8        45,570   8
          Other Electric Utilities              89,665  14       62,463  10        58,979  10
          Miscellaneous Revenues                 4,181   -        3,428   -         3,432   -
          Provision for Refund -
            Litigation Settlement              (19,385) (3)      (3,309)  -             -   -
               Total                         $ 636,652 100     $606,588 100     $ 575,821 100

     The electric utility business is affected by varying seasonal weather patterns. As a result, operating revenues (and associated operating expenses) are not generated evenly throughout the year. See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Sales and Revenues for information related to revenues from sales to Other Electric Utilities.

     Operations

     Kentucky Utilities' net generating capability was 3,265 megawatts at December 31, 1994. An additional 110-megawatt combustion turbine peaking unit was placed into commercial operation in February 1995. The net generating capability available for operation at any time may be lower because of periodic outages of generating units due to inspection, maintenance, fuel restrictions, or modifications required by regulatory agencies. Kentucky Utilities obtains power from other utilities under bulk power purchase and interchange contracts. At December 31, 1994, Kentucky Utilities' system capability, including purchases from others, was 3,805 megawatts. The all-time system peak demand, on a one-hour integrated basis, occurred on July 28, 1993 and was 3,176 megawatts.

     The percentage of Kentucky Utilities' system output which was internally generated and purchased for the periods indicated was as follows:

                                              1994      1993       1992
               Internally Generated             83%       89%        87%
               Purchased                        17%       11%        13%


     Kentucky Utilities is one of 28 members of the East Central Area Reliability Coordination Agreement, the purpose of which is to augment the reliability of the members' bulk power supply through coordination of planning and operation of generation and transmission facilities. The members are engaged in the generation, transmission and sale of electric power and energy in the east central area of the United States, which covers all or portions of Michigan, Indiana, Ohio, Kentucky, Pennsylvania, Virginia, West Virginia and Maryland. Kentucky Utilities also has interconnections and contractually established operating arrangements with neighboring utilities and cooperatives.

     Under a contract with Owensboro Municipal Utilities (OMU), Kentucky Utilities has agreed to purchase from OMU the surplus output of the 150-megawatt and 250-megawatt generating units at OMU's Elmer Smith station. Purchases under the contract are made under a contractual formula which has resulted in costs which were and are expected to be comparable to the cost of other power purchased or generated by Kentucky Utilities. Such power constituted about 8% of Kentucky Utilities' net system output during 1994. See Note 4 of the Notes to Financial Statements.

     Kentucky Utilities  owns 20% of the common stock of Electric Energy, Inc.
     (EEI), which owns and operates a 1,000-megawatt station in southern Illinois. Kentucky Utilities' entitlement is 20% of the available capacity of the station. Such power constituted about 8% of Kentucky Utilities' net system output in 1994. See Note 4 of the Notes to Financial Statements.

     Kentucky Utilities had approximately 2,240 employees at December 31, 1994, of which about 300 are covered by union contracts expiring August 1995.

     Fuel Matters

     Coal-burning generating units provided more than 99% of Kentucky Utilities' net kilowatt-hour generation for 1994. The remainder of Kentucky Utilities' net generation for 1994 was provided by hydroelectric plants, oil and/or natural gas burning units. The average delivered cost of coal purchased, per ton and per million BTU (MBTU), and the percentage of spot coal purchases for the periods indicated were as follows:

                                                   1994      1993     1992


        Per ton - all sources                   $ 28.91   $ 27.92   $ 27.94
        Per MBTU - all sources                  $  1.19   $  1.15   $  1.16

        Per ton - spot purchases only           $ 28.33   $ 26.23   $ 25.32
        Per MBTU - spot purchases only          $  1.16   $  1.08   $  1.07
        Spot purchases as % of all sources           46 %      44 %      42 %


     Kentucky Utilities maintains its fuel inventory at levels estimated to be necessary to avoid operational disruptions at its coal-fired generating units. Reliability of coal deliveries can be affected from time to time by a number of factors, including coal mine labor strikes and other supplier or transporter operating difficulties.

     Kentucky Utilities believes there are adequate reserves available to supply its existing base-load generating units with the quantity and quality of coal required for those units throughout their useful lives. Kentucky Utilities intends to meet a substantial portion of its coal requirements with 5 year contracts. Kentucky Utilities anticipates that coal supplied under such agreements will represent about two-thirds of the requirements over the next several years. As part of this strategy, Kentucky Utilities is currently and will continue to negotiate replacement contracts as contracts expire. Kentucky Utilities does not anticipate any problems negotiating new contracts for future coal needs. The balance of coal requirements will be met through spot purchases. See
     Note 4 of the Notes to Financial Statements for the estimated obligations under fuel contracts for each of the years 1995 through 1999.

     Kentucky Utilities has no long-term contracts in place for the purchase of natural gas for its combustion turbine peaking units. Kentucky
     Utilities does not anticipate encountering any significant problems acquiring an adequate supply of fuel necessary to operate its new peaking units. See "Construction" for a discussion of Kentucky Utilities' plans to add peaking capacity.

     Environmental Matters

     Federal and state agencies have adopted environmental protection standards which apply to the electric operations of Kentucky Utilities. Capital expenditures to comply with these standards amounted to about $185 million during the 1990-1994 time period.

     Kentucky Utilities' generating units are operated in compliance with the Kentucky Natural Resources and Environmental Protection Cabinet's (the "Cabinet") State Implementation Plan (the "KYSIP") and New Source Performance Standards developed under the Clean Air Act. The KYSIP is a federally-approved plan for the attainment of the national ambient air quality standards. The KYSIP contains standards relating to the emissions of various pollutants (sulfur dioxide, particulates and nitrogen oxides) from Kentucky Utilities' fossil-fuel fired steam electric generating units. These emission standards are of varying stringencies and compliance with these standards is attained through a variety of air pollution control technologies (scrubbers, electrostatic precipitators, and low NOx burners) and the use of low sulfur coal. Kentucky Utilities' operations are in substantial compliance with current emission standards.

     The acid rain control provisions of the 1990 Clean Air Act Amendments, which are effective in two phases, require Kentucky Utilities to further decrease the emissions of sulfur dioxide and nitrogen oxides from its fossil-fuel fired steam electric generating units. Ghent Unit 1, E. W. Brown Units 1, 2 and 3, and Green River Unit 4 have been designated as Phase I affected units which are required to comply with sulfur dioxide emission reduction obligations beginning January 1, 1995. In order to comply with these sulfur dioxide emission limitations, Kentucky Utilities has installed a scrubber and related facilities on Ghent Unit 1 (which was declared commercial December 20, 1994) and switched to lower sulfur coal on some other Phase I affected units. In addition, the retrofit of low NOx burners on these units is required in order to comply with nitrogen oxide limitations and is expected to be complete in the Spring of 1995, which is in compliance with applicable requirements of the United States Environmental Protection Agency (EPA). The EPA issued final acid rain permits for each of Kentucky Utilities' Phase I affected units. The EPA's approval of Kentucky Utilities acid rain compliance plan was accompanied by bonus allowances awarded for the installation of the scrubber on Ghent Unit 1 and an extension of the Phase I effective date to January 1, 1997, for certain portions of the sulfur dioxide emission limitations. Kentucky Utilities' current emission allowance strategy is to bank unused sulfur dioxide emission allowances. These unused allowances result from the bonus allowances received from the EPA and the expected reduced sulfur dioxide emissions from the installation of the Ghent Unit 1 scrubber. These banked allowances are expected to allow Kentucky Utilities to delay capital expenditures associated with Kentucky Utilities' Phase II acid rain compliance obligations, which are effective January 1, 2000. Kentucky Utilities' Phase II compliance strategy, in addition to utilizing banked allowances, may include additional fuel switching or the installation of additional scrubbers. However, Kentucky Utilities will continue to reassess its options for complying with Phase II emission reduction requirements to determine an overall least cost strategy. See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations - Construction Requirements and - Environmental Matters for additional discussion.

     During 1990, each of Kentucky Utilities' five fossil-fuel fired steam electric generating stations was re-issued a wastewater discharge permit by the Cabinet under the Clean Water Act's National Pollutant Discharge Elimination System. These 5-year permits place water quality-based effluent limitations (i.e., thermal and chemical limits) on each of the power plant's discharges. Kentucky Utilities' operations are in substantial compliance with the conditions in the permits. Kentucky Utilities does not anticipate any difficulties in renewing the required permits which are expiring in 1995.

     Pursuant to the Resource Conservation and Recovery Act, utility wastes (fly ash, bottom ash and scrubber sludge) have been categorized as special wastes (i.e., wastes of large volume, but low environmental hazard). The EPA has concluded that the disposal of coal combustion by-products by practices common to the utility industry are adequate for the protection of human health and the environment. The Cabinet also regulates utility wastes as special wastes under its waste management program.

     Under the Toxic Substances Control Act, the EPA regulates the use, servicing, repair, storage and disposal of electrical equipment containing polychlorinated biphenyls (PCB). To comply with these regulations, Kentucky Utilities has implemented procedures to be followed in the handling, storage and disposal of PCBs. In addition, Kentucky Utilities has completed the mandated phase out of all of its pole-class PCB capacitors and has no vault-type PCB transformers in use, in or near commercial buildings.

     On February 13, 1990, Kentucky Utilities received a letter from the EPA identifying Kentucky Utilities and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or "Superfund") for a disposal site in Daviess County, Kentucky. The letter also asked Kentucky Utilities, and the other persons or entities named, to proceed voluntarily with a remediation program at the site. Under Superfund, a responsible party may be liable for all or a portion of all monies expended by the government to take corrective action at the site. The EPA has turned over responsibility for investigation of the site and development of a remediation plan to a group (not including Kentucky Utilities) originally named as potentially responsible parties. Kentucky Utilities has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by Kentucky Utilities in connection with the site. The agreement does not cover costs which may be incurred in connection with any remediation plan. Any remediation plan would be subject to approval of the EPA. Although a final plan has yet to be developed or approved, Kentucky Utilities does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.


     Regulation

     Kentucky Utilities is subject to the jurisdiction of the Kentucky Public Service Commission (PSC) and the Virginia State Corporation Commission
     (SCC) as to rates, service, accounts, issuance of securities and in other respects. By reason of owning and operating a small amount of electric utility property in one county in Tennessee (having a gross book value of about $212,000), Kentucky Utilities may also be subject to the jurisdiction of the Tennessee Public Service Commission as to rates, accounts, issuance of securities and in other respects. Since 1992, utilities in Kentucky have been allowed to use either a historical test period or a forward-looking test period in rate filings.

     Kentucky Utilities' fuel adjustment clause for Kentucky customers, which operates to reflect changes in the cost of fuel in billings to customers, is designed to conform to a general regulation providing for a uniform monthly fuel adjustment clause for all electric utilities in Kentucky subject to the jurisdiction of the PSC. The clause is based on a formula approved by the Federal Energy Regulatory Commission (FERC) but with certain modifications, including the exclusion of excess fuel expense attributable to certain forced outages, the filing of fuel procurement documentation, a procedure for billing over and under recoveries of fuel cost fluctuations from the base rate level and provision for periodic public hearings to review past adjustments, to make allowance for any past adjustments found not justified, to disallow any improper expenses and to re-index base rates to include current fuel costs.

     The fuel adjustment clause mechanism for Virginia customers, which is adjusted annually, uses an average fuel cost factor based primarily on projected test year fuel costs. The fuel cost factor is adjusted for the over or under collection of fuel costs from the previous year.

     Rate regulation in Kentucky allows each utility, with a PSC-approved environmental compliance plan and environmental surcharge rider, to recover on a current basis the cost of complying with federal, state or local environmental requirements, including the 1990 Clean Air Act Amendments, which apply to coal combustion wastes and by-products from facilities utilized for the production of energy from coal. During 1994, the PSC approved Kentucky Utilities' environmental surcharge, which is designed to allow Kentucky Utilities to recover any compliance related operating expenses and to earn a return on compliance related capital expenditures on costs not already included in existing rates through the application of the surcharge each month to customers' bills. Surcharge billings are subject to periodic PSC review of the level of environmental expenditures and reconciliation of previous surcharge billings with actual costs. For additional information regarding the environmental surcharge, see Item 3, Legal Proceedings.

     Integrated resource planning regulations in Kentucky require Kentucky Utilities and the other major utilities to make biennial filings with the PSC, of various historical and forecasted information relating to forecasted load, capacity margins and demand-side management techniques.

     Pursuant to Kentucky law, the PSC has established the boundaries of the service territory or area of each supplier of retail electric service in Kentucky (including Kentucky Utilities), other than municipal corporations, within which each such supplier shall have the exclusive right to render retail electric service.

     The SCC requires each Virginia utility to make annual filings of either a base rate change or an Annual Informational Filing consisting of a set of standard financial schedules. These filings are subject to review by the SCC Staff. The SCC issues a Staff Report, which includes any findings or recommendations to the SCC relating to the individual utility's financial performance during the historic 12 month period, including previously accepted adjustments.

     The FERC has jurisdiction under the Federal Power Act over certain of the electric utility facilities and operations and accounting practices of Kentucky Utilities, and in certain other respects as provided in the Act.

     The FERC has classified Kentucky Utilities as a "public utility" as defined in the Act.

     Kentucky Utilities is presently exempt from all the provisions of the Public Utility Holding Company Act of 1935, except Section 9(a)(2) thereof (which relates to the acquisition of securities of public utility companies), by virtue of the exemption granted by an order of the Securities and Exchange Commission dated April 19, 1949 and, absent further action by the Commission, by virtue of annual exemption statements filed by Kentucky Utilities with the Commission pursuant to Rule 2 prescribed under the Act.

     National Energy Policy Act

     See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation - Utility Issues - Competition.

     Transmission Services and Power Services Tariffs

     On September 30, 1994, Kentucky Utilities filed an application with the FERC for approval to sell power on a wholesale basis at market-based rates under a proposed Power Services (PS) Tariff. In connection with the PS Tariff filing, Kentucky Utilities also filed a Transmission Service Tariff (TS) under which it would provide firm and nonfirm transmission services to eligible customers. Kentucky Utilities would offer the TS Tariff to customers seeking access to KU's transmission lines, and would use the TS Tariff for its own transmission needs when it makes opportunity sales.

     On November 30, 1994, the FERC accepted for filing the Transmission Services Tariff and permitted the tariff to be placed in effect, subject to refund, on December 1, 1994. A procedural schedule was also established, with hearings scheduled for July, 1995. In the same Order, the FERC rejected Kentucky Utilities' proposed market-based PS Tariff, without prejudice, thereby permitting Kentucky Utilities to correct identified deficiencies. On December 13, 1994, Kentucky Utilities filed a response to the FERC's Order seeking clarification of certain aspects of the Order and included in its response certain supplemental information which the FERC deemed necessary for approval of the PS Tariff.


     Item 2.  Properties

     Kentucky Utilities owns and operates the following electric generating stations:

                                                              Nameplate        Effective
                                                             Rating (KW)    Capability (KW)
      Steam:            Ghent           Ghent, Ky              2,226,060        2,000,000
                        Green River     South Carrollton, Ky     263,636          241,000
                        E. W. Brown     Burgin, Ky               739,534          661,000
                        Tyrone          Tyrone, Ky               137,500          135,000
                        Pineville       Four Mile, Ky             37,500           35,000
      Hydro:            Dix Dam &
                        Lock #7         Burgin, Ky                30,297           24,000
      Gas/Oil Peaking:  Haefling        Lexington, Ky             62,100           59,000
                        E.W. Brown      Burgin, Ky               119,000          110,000
                                                               3,615,627        3,265,000

     Substantially all properties are subject to the lien of Kentucky Utilities' Mortgage Indenture.

     Construction

     Construction on two 110-MW combustion turbine peaking units was substantially completed in 1994. The first peaking unit was placed into commercial operation in 1994 and the second unit was placed into commercial operation in February 1995. The total construction expenditures of Kentucky Utilities for the years 1995 through 1999 are estimated at $521 million. Such expenditures include an estimated $182 million for generating facilities, $66 million for transmission facilities and $273 million for distribution and general facilities. Included in total construction expenditures for the 1995-1999 period are $120 million for 440-MW of peak generating capacity, in addition to the units mentioned above, to be added during 1995-1999 (110-MW in each year 1995-1998) and $23 million for environmental compliance (of which $18 million is for compliance with the 1990 Clean Air Act Amendments).

     All necessary permits and approvals for the units to go on line in 1995 and 1996 have been obtained. Kentucky Utilities has no plans to install base load generating capacity before 2010. Construction expenditures for the years 1990 through 1994 aggregated about $581 million. See Note 4 of the Notes to Financial Statements for the estimated amounts of construction expenditures for each of the years 1995 through 1999.

     Kentucky Utilities frequently reviews its construction program and construction expenditures, which may be affected by numerous factors, including the rate of load growth, changes in construction costs, changes in environmental regulations, least cost planning, the adequacy of rate relief and Kentucky Utilities' ability to raise necessary capital (See
     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations). Kentucky Utilities' planned additions to its electric generating capacity are based on future load projections using estimated load growth rates. Consideration is also given to projections by neighboring utilities of their future loads and capacity. However, forecasts of future loads are subject to numerous uncertainties, including economic conditions and effectiveness of energy conservation measures.


     Item 3.  Legal Proceedings

     By order of July 19, 1994, the PSC approved Kentucky Utilities' plan for environmental surcharge adjustments to customer billings beginning in August 1994. The surcharge, authorized by a Kentucky statute enacted in 1992, is designed to recover certain ongoing operating and capital costs, not already included in existing rates, related to compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the 1990 Clean Air Act Amendments. Surcharge billings are subject to periodic PSC review of the level of environmental expenditures and reconciliation of previous surcharge billings with actual costs.

     On September 9, 1994, the Attorney General of the Commonwealth of Kentucky (Attorney General) filed an action in the Franklin County (KY) Circuit Court challenging the constitutionality of the Kentucky surcharge statute and seeking to vacate the PSC order of July 19, 1994 on the ground, among others, that the environmental surcharge approved by the PSC will deprive Kentucky Utilities' customers of their property without due process of law. The Attorney General has been joined by interveners asserting similar claims on behalf of ratepayer groups. In December 1994, the Circuit Court denied a motion by the Attorney General and two interveners seeking to have surcharge collections deposited with the court pending the outcome of the litigation. Management believes that, based on its review of the circumstances, the surcharge statute is constitutional and that the PSC order of July 19, 1994 approving the surcharge will be upheld. In the remote occurrence that the statute is declared unconstitutional, amounts collected pursuant to the PSC order may be subject to refund.


     Item 4.  Submission of Matters to a Vote of Security Holders

     None.

     Executive Officers of the Registrant
                              Current      Positions Held During at Least the
      Name and Age         Positions Held  Last 5 Years

      John T. Newton       Chairman and    Chairman of the Board of Kentucky
      Age 64               Director        Utilities since November 1987, and
                                           President from January 1987 to
                                           November 1994.  Director of
                                           Kentucky Utilities since December
                                           1974.
      Michael R. Whitley   President and   President of Kentucky Utilities
      Age 51               Director        since November 1994, and Director
                                           since March 1992.  Senior Vice-
                                           President of Kentucky Utilities
                                           from March 1987 to November 1994.
                                           Secretary of Kentucky Utilities
                                           from July 1978 to November 1992.

      James M. Allison     Senior Vice-    Senior Vice-President of Kentucky
      Age 41               President       Utilities since November 1994.
                                           Vice-President of Kentucky
                                           Utilities from February 1993 to
                                           November 1994.  President and
                                           Chief Operating Officer of
                                           Wheeling Power Company from
                                           October 1989 to January 1993.

      O. M. Goodlett       Senior Vice-    Senior Vice-President of Kentucky
      Age 47               President       Utilities since November 1992.
                                           Vice-President of Kentucky
                                           Utilities from April 1982 to
                                           November 1992.
      Wayne T. Lucas       Senior Vice-    Senior Vice-President of Kentucky
      Age 47               President       Utilities since November 1994.
                                           Vice President of Kentucky
                                           Utilities from November 1986 to
                                           November 1994.

      George S. Brooks II  General         Corporate Secretary of Kentucky
      Age 44               Counsel and     Utilities since November 1992, and
                           Corporate       General Counsel since January
                           Secretary       1988.
      Gary E. Blake        Vice-President  Vice-President of Kentucky
      Age 41                               Utilities since November 1992.
                                           Western Division Manager of
                                           Kentucky Utilities from October
                                           1991 to November 1992.  Assistant
                                           Western Division Manager of
                                           Kentucky Utilities from March 1990
                                           to October 1991.  Field Operations
                                           Coordinator for Kentucky Utilities
                                           from April 1986 to March 1990.

      William E. Casebier  Vice-President  Vice-President of Kentucky
      Age 52                               Utilities since May 1988.

                              Current      Positions Held During at Least the
      Name and Age         Positions Held  Last 5 Years
      Linda M. DiMascio    Vice-President  Vice-President of Kentucky
      Age 40                               Utilities since February 1995.
                                           Director of Human Resources of
                                           Tucker Housewares from September
                                           1994 to February 1995.  Senior
                                           Area Coordinator for U.S.
                                           Manufacturing Department of Mobil
                                           Oil Corporation from April 1992 to
                                           September 1994.  Assistant
                                           Employee Relations Manager,
                                           Torrance Refinery of Mobil Oil
                                           Corporation from October 1989 to
                                           April 1992.

      Robert M. Hewett     Vice-President  Vice-President of Kentucky
      Age 47                               Utilities since January 1982.

      Ronald L. Whitmer    Vice-President  Vice-President of Kentucky
      Age 62                               Utilities since November 1992.
                                           Director of Production and
                                           Generation Construction of
                                           Kentucky Utilities from May 1985
                                           to November 1992.
      William N. English   Treasurer       Treasurer of Kentucky Utilities
      Age 44                               since April 1982.

      Michael D. Robinson  Controller      Controller of Kentucky Utilities
      Age 39                               since August 1990.  Assistant
                                           Controller of Kentucky Utilities
                                           from August 1983 to August 1990.
      John J. Maloy, Jr.   Assistant       Assistant Treasurer of Kentucky
      Age 40               Treasurer       Utilities since August 1984.
                                           (Not an Executive Officer)

     Note: Officers are elected annually by the Board of Directors. There is no family relationship between any executive officer and any other executive officer or any director.

                                      PART II


     Item 5. Market  for Registrant's  Common Equity  and Related  Stockholder
             Matters

     All of the outstanding common stock of Kentucky Utilities is held by KU Energy.

     The following table sets forth the cash distributions (in thousands of dollars) on common stock paid by Kentucky Utilities for the periods indicated:


                                        1994          1993
               First Quarter         $ 15,411      $ 15,127
               Second Quarter        $ 15,411      $ 15,127
               Third Quarter         $ 15,411      $ 15,127
               Fourth Quarter        $ 15,411      $ 15,127



        See Note 5 of the Notes to Financial Statements.


     Item 6.  Selected Financial Data

      Year ended December 31,                   1994       1993      1992       1991      1990
                                                                                    (in thousands)
      Operating Revenues:
        Residential                         $213,574  $ 210,759  $194,817  $ 202,885  $187,100
        Commercial                           142,207    138,271   133,519    137,653   131,990
        Industrial                           120,043    111,857   102,808     98,595    96,524
        Mine power                            36,498     34,977    36,696     37,093    37,877
        Public authorities                    49,869     48,142    45,570     46,332    43,125
          Total sales to ultimate
            consumers                        562,191    544,006   513,410    522,558   496,616
        Other electric utilities              89,665     62,463    58,979     61,542    53,295
        Miscellaneous revenues and other       4,181      3,428     3,432      3,560     3,870
        Provision for refund -
          litigation settlement              (19,385)    (3,309)        -          -         -
          Total operating revenues           636,652    606,588   575,821    587,660   553,781
      Operating Expenses:
        Fuel used in generation (1)          170,654    178,910   168,470    183,167   175,439
        Electric power purchased              61,442     34,711    32,753     26,744    27,521
        Other operating expenses             112,712    104,930    93,915     91,779    85,111
        Maintenance                           66,134     59,451    61,118     58,590    52,606
        Depreciation                          65,259     60,800    58,849     57,337    56,173
        Federal and state income taxes        44,683     48,178    41,489     46,569    42,331
        Other taxes                           14,582     14,347    13,359     12,858    12,384
          Total operating expenses           535,466    501,327   469,953    477,044   451,565
      Net Operating Income                   101,186    105,261   105,868    110,616   102,216
      Other Income and Deductions              9,299      8,331    11,226     12,062    15,102
      Income Before Interest Charges
        and AFUDC                            110,485    113,592   117,094    122,678   117,318
      Interest Charges:
        Interest on long-term debt            32,147     31,650    39,571     36,559    36,132
        Other interest                         2,411      1,249     1,394      1,626     1,219
          Total interest charges              34,558     32,899    40,965     38,185    37,351
      AFUDC                                    1,585        593       169        262       146
      Net Income                            $ 77,512  $  81,286  $ 76,298  $  84,755  $ 80,113
      Preferred Stock Dividend
        Requirements                           2,384      2,558     2,518      3,031     5,513
      Net Income Applicable to Common
        Stock                               $ 75,128  $  78,728  $ 73,780  $  81,724  $ 74,600
      Common Dividends                      $ 61,644  $  60,509  $108,996  $  56,727  $ 55,214




      (1) Amounts  for 1994  and 1993  reflect reductions  of $23.1  million  and $4.1  million, respectively, associated with refunds  to customers related to a litigation settlement with a former coal supplier.



     Item 6.  Selected Financial Data
             (continued)

                                             1994        1993       1992        1991        1990
     Assets (in thousands)             $1,618,100  $1,523,274 $1,408,453  $1,412,961  $1,416,487
     Capitalization: (in thousands)
        Bonds                          $  495,830  $ 441,830  $  443,330  $  407,330  $  408,070
        Notes                                  86        107         128         149         171
        Unamortized premium on
          long-term debt                       96        108         519         713         772
        Preferred stock                    40,000     40,000      40,000      40,000      40,000
        Preferred stock with mandatory
          redemption                            -          -           -           -           -
        Common stock equity               565,201    552,106     534,073     569,289     546,477
             Total capitalization      $1,101,213  $1,034,151 $1,018,050  $1,017,481  $  995,490
     % Total Capitalization
        Represented by:
        Long-term debt                       45.1       42.7        43.6        40.1        41.1
        Preferred stock                       3.6        3.9         3.9         3.9         4.0
        Common stock equity                  51.3       53.4        52.5        56.0        54.9
     Kilowatt-hours Generated,
        Purchased and Sold:
        (in thousands)
        Power generated                15,524,844 14,934,839  13,700,313  14,183,713  13,024,722
        Power purchased                 3,066,917  1,926,299   2,032,110   1,464,812   1,425,899
        Power interchanged - net            2,638      1,556       3,393     (10,725)     14,934
             Total                     18,594,399 16,862,694  15,735,816  15,637,800  14,465,555
        Less - losses and company use     998,010  1,066,251     876,862     906,468     878,337
        Remainder - kilowatt-hours
          sold                         17,596,389 15,796,443  14,858,954  14,731,332  13,587,218
        Sales classified:
          Residential                   4,706,058  4,702,697   4,278,098   4,385,670   4,012,324
          Commercial                    3,272,370  3,217,504   3,080,045   3,122,156   2,968,049
          Industrial                    3,641,469  3,409,213   3,093,113   2,874,016   2,791,304
          Mine power                      974,233    933,317     977,032     955,410     983,778
          Public authorities            1,225,668  1,199,893   1,123,494   1,133,176   1,048,483
             Total sales to
               ultimate consumers      13,819,798 13,462,624  12,551,782  12,470,428  11,803,938
          Other electric utilities      3,776,591  2,333,819   2,307,172   2,260,904   1,783,280
             Total                     17,596,389 15,796,443  14,858,954  14,731,332  13,587,218

     Average Number of Customers          440,590    432,636     425,403     419,340     413,843
     Residential Sales (per customer):
        Average kilowatt-hours             12,781     12,995      12,007      12,471      11,546
        Average revenue                $   580.05  $  582.41  $   546.80  $   576.93  $   538.43
     System Capability - Megawatts:
        Kentucky Utilities' plants          3,265      3,164       3,163       3,162       3,150
        Purchased contracts                   540        365         293         254         251
          Total system capability           3,805      3,529       3,456       3,416       3,401
     Net System Maximum Demand -
        Megawatts                           3,127      3,176       2,845       2,894       2,835
     Load Factor (%)                         59.8       57.7        59.4        58.4        56.5
     Heat Rate (BTU per KWH) (1)           10,306     10,367      10,344      10,350      10,449
     Fuel - Average Cost per Ton(1)    $    28.84  $   28.31  $    27.88  $    29.67  $    30.74
     Average Cost per Million BTU(1)   $     1.19  $    1.17  $     1.18  $     1.24  $     1.28
     (1) Based on coal consumed


     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Kentucky Utilities Company (KU), an electric utility, is a wholly owned subsidiary of KU Energy Corporation (KU Energy).

     RESULTS OF OPERATIONS

     1994 Compared to 1993

     Net Income Applicable to Common Stock

     Net income applicable to common stock in 1994 was $75.1 million as compared to $78.7 million in 1993. The decline reflects increases in operating expenses primarily related to purchased power. The benefits of weather in the first half of 1994 were offset by the impact of milder weather in the third and fourth quarters of the year. Net income applicable to common stock for 1994 includes a one-time recovery of about $1.9 million associated with the resolution of a coal contract dispute. For additional detail concerning the refunds resulting from resolution of the dispute, refer to Note 1 of the Notes to Financial Statements, "Operating Revenues and Fuel Costs".

     Sales and Revenues
                                                                Increase (Decrease)
                                                                  From Prior Years

                                                             1994                 1993
                                                      kWh      Revenues      kWh    Revenues
                                                      (%)       (000's)       (%)    (000's)

            Residential                                 -      $  2,815       10    $15,942
            Commercial                                  2         3,936        4      4,752
            Industrial                                  7         8,186       10      9,049
            Mine Power & Public
             Authorities                                3         3,248        2        853
                  Total Retail Sales                    3        18,185        7     30,596
            Other Electric Utilities                   62        27,202        1      3,484
            Miscellaneous Revenues
             and Other                                  -           753        -         (4)
                  Total Before Refund                  11        46,140        6     34,076
            Provision for Refund -
              Litigation Settlement                     -       (16,076)       -     (3,309)
                  Total                                11      $ 30,064        6    $30,767

     Kilowatt-hour (kWh) sales in 1994 were 11% above sales in 1993. The increase was primarily due to greater sales to neighboring utilities and increased sales to industrial customers. Sales to other electric utilities rose 62% in 1994 due to increased demand for power from neighboring utilities. While management believes the level of sales to other utilities was unusually high in 1994, KU will aggressively pursue future opportunities in the bulk power market. Industrial sales rose 7% in 1994 reflecting a continued trend of growth in the manufacturing sector of KU's service area. About 42% of the industrial sales increase for 1994 was due to greater sales to Toyota Motor Manufacturing, USA, Inc. (TMM), KU's largest customer. In March 1994, TMM completed an $800 million assembly plant expansion. Residential sales were flat as compared to 1993.



     As a result of refunds to customers of fuel costs savings associated with the resolution of a coal contract dispute, operating revenues in 1994 were reduced by about $19.4 million, and fuel expense was reduced by about $23.1 million (refer to Note 1 of the Notes to Financial Statements, "Operating Revenues and Fuel Costs"). Excluding the impact of the refund to customers, revenues in 1994 increased $46.1 million (8%) over 1993 as a result of increased kWh sales.

     1994 Kilowatt-Hour Sales by Classification

      Year Ended December 31,                      1994
      Residential                                    27%
      Commercial                                     19%
      Industrial                                     21%
      Mine Power                                      5%
      Public Authorities                              7%
      Other Electric Utilities                       21%
          Total                                     100%


     Fuel Expense

     Excluding the effect of the above referenced refunds to customers, fuel expense increased $10.7 million (6%) in 1994. This increase was due to a 3% increase in annual coal consumption attributable to greater kWh generation and to a 2% increase in the average price per ton of coal consumed.

     Purchased Power Expense

     Purchased power expense increased $26.7 million (77%) in 1994 due to higher demand costs ($13.8 million) and increased kWh purchases ($12.9 million). The higher demand costs are related to KU's decision to increase purchased power commitments as part of its strategy to obtain the most economical sources of energy supply, which allows KU to delay the need for additional baseload capacity. Effective January 1, 1994, KU elected to increase from 5% to 20% its entitlement to the available capacity of a 1,000-megawatt generating station owned by Electric Energy, Inc. (EEI). KU is a 20% owner of EEI. The increase in power purchases was primarily from EEI.

     Maintenance Expense

     Maintenance expense for 1994 was $6.7 million (11%) above 1993. The increase was primarily due to damage from two severe ice storms in the first quarter of 1994 and to scheduled maintenance at KU's generating stations.

     1993 Compared to 1992

     Net Income Applicable to Common Stock

     Net income applicable to common stock was $78.7 million in 1993 compared to $73.8 million in 1992. The increase in 1993 was largely due to weather-related growth in sales and lower interest charges attributable to debt refinancings and redemptions. Earnings in 1993 were negatively impacted by an increase in other operating expenses and a decline in interest and dividend income.
     Sales and Revenues

     Sales in 1993 were 6% above 1992. The increase was the result of greater sales to residential and industrial customers. The increase in residential sales was largely weather-related. KU's customers set an all-time record peak demand for electricity of 3,176 megawatts in July 1993 during a period of unusually warm weather. The increase in industrial sales for 1993 reflected the general strength of the service area economy as well as an increase in the number of industrial customers.

     Excluding the effect of refunds to customers associated with the resolution of a coal contract dispute (refer to Note 1 of the Notes to Financial Statements, "Operating Revenues and Fuel Costs"), revenues increased $34.1 million (6%) in 1993. This increase was primarily a result of greater kWh sales.

     Fuel and Purchased Power Expenses

     Fuel expense, excluding the effect of the above referenced refunds to customers, increased 9% in 1993. The increase was primarily due to a 7% increase in coal consumption attributable to greater kWh generation.

     Purchased power expense for 1993 was $2.0 million (6%) above 1992. The increase reflected greater demand charges associated with a new short-term capacity contract with a neighboring utility, partially offset by a 5% decrease in power purchases. The decline in power purchases was due to a reduction in the availability of Owensboro Municipal Utilities'
     (OMU) generating units during scheduled maintenance of those units in the second quarter of 1993. A contract between KU and OMU allows KU to purchase, on an economic basis, surplus power from a 400-megawatt generating station owned by OMU.

     Other Operating Expenses

     Other operating expenses for 1993 increased $11.0 million (12%), $6.3 million of which resulted from the adoption of a new accounting standard. (Refer to Note 3 of the Notes to Financial Statements, "Other Postretirement Benefits").

     Other Income and Deductions

     Other income and deductions in 1993 declined $2.6 million. A reduction in interest and dividend income was the result of lower levels of cash investments.

     Interest Charges

     Interest charges decreased $8.2 million (20%) in 1993. The decline resulted from the redemption of two debt issues near the beginning of the second quarter of 1993 and the refinancing of several debt issues during the second half of 1992 and early in the third quarter of 1993 at significantly lower interest rates.




     LIQUIDITY AND CAPITAL RESOURCES

     Financial Condition

     KU continues to maintain a strong financial position. At the end of 1994, common stock equity represented 51.3% of total capitalization while long-term debt was 45.1%, and preferred stock was 3.6%. KU's financial strength is reflected in excellent credit ratings. Rating agencies are applying stricter standards to utility credits in light of increasing competition in the utility industry. This has resulted in credit downgrades for some utilities. Despite the more stringent standards, KU has maintained high quality bond ratings of AA (Duff & Phelps), Aa2 (Moody's) and AA- (Standard & Poor's).

     Total Capitalization

      As of December 31,                 1994       1993        1992        1991        1990

      Capitalization (in millions)     $1,101     $1,034      $1,018      $1,017       $ 995

      Long-Term Debt                     45.1%      42.7%       43.6%       40.1%       41.1%
      Preferred Stock                     3.6%       3.9%        3.9%        3.9%        4.0%
      Common Stock Equity                51.3%      53.4%       52.5%       56.0%       54.9%

     Cash from operations accounted for 55% of cash requirements in 1994 as compared to 67% in 1993 and 68% for 1992. Cash requirements in the above percentages exclude optional debt refinancings and redemptions and optional preferred stock redemptions.

     Financing

     On behalf of KU, $54 million of Variable Rate Collateralized Solid Waste Disposal Facility Revenue Bonds was issued in 1994, and $50 million of 5 3/4% Collateralized Solid Waste Disposal Facility Revenue Bonds was issued in 1993. Proceeds from the sale of these tax exempt issues were used to fund a portion of the costs of certain environmental compliance facilities at KU's Ghent Generating Station.

     To  provide working capital for operations, KU issued commercial paper in
     1994.   At the end  of 1994, KU  had $76.3 million outstanding  under its commercial paper program.

     Taking advantage of favorable market conditions in 1993, KU refinanced $120 million of first mortgage bonds at significantly lower interest rates. KU had refinanced about $180 million of higher cost debt in 1992. These refinancings reduced annual interest expense by about $5.4 million.

     KU also issued $20 million of 6.53% preferred stock in December 1993. Proceeds from the sale of this issue were used to redeem KU's 7.84% preferred stock in February 1994.

     Through refinancing activities, KU has lowered its embedded costs of long-term debt and preferred stock as shown below.

     Embedded Cost
      As of December 31,                                        1994        1993        1992
      Long-Term Debt                                            7.06%       7.23%       8.00%
      Preferred Stock                                           5.64%       6.37%       6.30%

     Construction Requirements

     Construction expenditures were  $193 million  in 1994.   Of that  amount,
     about $62 million related to compliance with the 1990 Clean Air Act Amendments, $21 million to other environmental compliance measures and $38 million to construction of combustion turbine generating units (peaking units).

     Projected construction expenditures for the 1995-1999 period are $521 million. Included in this amount is $120 million for peaking units. Also included in the 1995-1999 construction total is $23 million for environmental compliance measures of which $18 million is for compliance with the 1990 Clean Air Act Amendments.

     KU  expects   to  provide  about   93%  of  its   1995-1999  construction
     requirements through internal sources of funds with the balance primarily from long-term debt and/or preferred stock.


     Construction Expenditures by Function - Actual 1994 and Estimated 1995-1999

                                             Actual                   Estimated

      (in millions of dollars)                1994    1995     1996     1997    1998     1999

      Total Construction Expenditures        $ 193   $ 123    $ 117    $ 106   $ 100    $  75

      Environmental Compliance                42.7%    8.1%     6.3%     5.6%      -%       -%
      Generation                              25.4%   33.1%    36.8%    31.3%   31.1%    15.1%
      Distribution                            23.0%   36.5%    36.8%    42.9%   47.6%    67.9%
      Transmission and Other                   8.9%   22.3%    20.1%    20.2%   21.3%    17.0%

     UTILITY ISSUES

     Competition

     Increasing  competitive  pressures  continue  to  challenge  the  utility
     industry.   Set in  motion  by the  National Energy  Policy  Act of  1992
     (NEPA), these pressures are moving the utility industry to a less regulated and more competitive operating environment. Under NEPA, the Federal Energy Regulatory Commission (FERC) was given authority to order utilities to open their transmission lines to third parties. NEPA also removed long-standing constraints on the development of wholesale power generation by establishing a new class of independent power producers which are generally exempt from traditional utility regulation.

     While NEPA prohibits the FERC from ordering utilities to provide transmission access to retail customers (so-called retail wheeling), several states are considering proposals that would allow retail wheeling.

     To date, competition from independent power producers has not been a factor in KU's service area largely due to KU's low rates. There are no pending proposals for retail wheeling in Kentucky or Virginia. However, the final impact of NEPA on the utility industry is yet to be determined. KU believes that competition will become more intense and that customers will demand and be given more energy options. With utility rates that are among the lowest in the nation, KU believes it is well-positioned for an increasingly competitive environment.

     In September 1994, KU filed for FERC approval of a Power Services Tariff which would allow KU to leverage its low-cost position by selling power at competitive market-based rates. In connection with the Power Services Tariff filing, KU also filed a Transmission Service Tariff. KU would offer the Transmission Service Tariff to customers seeking access to its transmission lines, and would use the transmission tariff for its own transmission needs when it makes opportunity sales.

     The Transmission Service Tariff became effective, subject to refund, on December 1, 1994, according to a November 1994 FERC order. In the same order, the FERC rejected, without prejudice, KU's proposed Power Services Tariff. KU has subsequently filed a response seeking clarification of certain aspects of the order. KU's filing included supplemental information which the FERC deemed necessary for approval of the Power Services Tariff.

     In  addition, KU has launched  a series of  innovative marketing programs designed to increase market share. KU has also developed strategic initiatives to increase off-system sales and to expand its market through economic development. KU's strong competitive position was confirmed in 1994 by the findings of a management and operations audit by the Kentucky Public Service Commission (PSC).


     Management Audit

     In August 1994, the PSC released the findings of a comprehensive management and operations audit that found KU to be "one of the better managed electric utilities in the country".

     The audit, which began in November 1993, was a part of the PSC's ongoing management audit program. Vantage Consulting, Inc., selected by the PSC to perform the audit, found that "...KU is one of the most cost-effective utilities in the country." The audit findings cited KU's low embedded cost of generation, lean staff ratios, good corporate citizenship and favorable ratings from customers, employees and the financial community.

     Included in the audit report was a list of recommendations, accepted by KU, designed to maintain KU's strong position in the future. Most of these are strategic considerations that help position KU as an even stronger energy provider in the increasingly competitive electric utility industry.

     ENVIRONMENTAL MATTERS

     Clean Air Act

     The Clean Air Act Amendments of 1990 require KU to reduce sulfur dioxide and nitrogen oxide emissions in two phases. Phase I requirements, which were effective January 1, 1995, were met primarily through the installation of a flue gas desulfurization system (scrubber) on Unit 1 of KU's Ghent Generating Station. The scrubber became operational in December 1994. KU estimates capital costs for the scrubber and other equipment modifications related to Clean Air Act compliance to be $151 million through the year 1999. About $133 million of this amount had been spent through the end of 1994.

     The flexible design of the Ghent Unit 1 scrubber provides an option of installing an additional scrubber on Ghent Unit 2 at a favorable cost. This option, which is not included in the above capital costs, may be considered if it is cost beneficial to the KU system to meet Phase II requirements, which become effective January 1, 2000. KU has purchased 12,900 Phase I emission allowances and has been awarded about 114,000 additional allowances through the Environmental Protection Agency's (EPA) Phase I Extension Plan Program. KU's current emission allowance strategy is to bank unused sulfur dioxide emission allowances. Under the current strategy, allowances accumulated (from the additional allowances received from the EPA and expected reduced emissions from the installation of the scrubber) will begin to be consumed when Phase II requirements become effective.

     KU will continue to review and revise its compliance plans accordingly, to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

     Environmental Cost Recovery

     In July 1994, the PSC approved KU's January 1994 application to implement an environmental surcharge. The surcharge, authorized by a Kentucky statute enacted in 1992, is designed to recover certain operating and capital costs related to compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the 1990 Clean Air Act Amendments. KU's environmental surcharge was implemented in August 1994. KU estimates that it will result in an average increase of about 4% in a customer's monthly bill, leaving KU's rates very competitive. The constitutionality of the surcharge is being challenged in the Franklin County (Kentucky) Circuit Court. Management believes that, based on its review of the circumstances, the surcharge statute is constitutional and the PSC approval of July 1994 will be upheld.

     Other

     In 1990, KU received a letter from the EPA identifying KU and others as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act of 1980 for a disposal site in Daviess County, Kentucky. The EPA has turned over responsibility for investigation of the site and development of a remediation plan to a group (not including KU) originally named as potentially responsible parties. KU has entered into an agreement with the group as to the portion of the investigation and development costs to be borne by KU in connection with the site. Any remediation plan would be subject to approval of the EPA. Although a final, approved plan has yet to be developed, KU does not believe that any liability with respect to the site will have a material impact on its financial position or results of operations.



     PROVIDING FOR CUSTOMER GROWTH

     KU's forecast indicates annual growth in sales and peak demand of 2.1% and 1.7%, respectively, over the next 15 years. KU plans to provide for customer growth in the '90s through purchased power, the addition of combustion turbine peaking units and demand-side management. There are no plans for additional coal-fired baseload capacity before 2010.


     INFLATION

     KU's rates are designed to recover operating and historical plant costs. Financial statements, which are prepared in accordance with generally accepted accounting principles, report operating results in terms of historic costs and do not evaluate the impact of inflation. Inflation affects KU's construction costs, operating expenses and interest charges. Inflation can also impact KU's financial performance if rate relief is not granted on a timely basis for increased operating costs.

     Item 8.  Financial Statements and Supplementary Data


                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To Kentucky Utilities Company:

     We have audited the accompanying balance sheets and statements of capitalization of Kentucky Utilities Company (a Kentucky and Virginia corporation) as of December 31, 1994 and 1993, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of Kentucky Utilities' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kentucky Utilities Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As explained in Notes 2 and 3 to the financial statements, effective January 1, 1993, Kentucky Utilities Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14(A)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                         /s/ Arthur Andersen LLP
                                         Arthur Andersen LLP

     Chicago, Illinois
     January 30, 1995



      Statements of
      Income and
      Retained
      Earnings
                                     Kentucky Utilities Company

      Year Ended December 31, (in thousands of dollars)      1994          1993          1992

      Operating Revenues (See Note 1)                   $ 636,652    $  606,588   $   575,821
      Operating Expenses:
        Fuel, principally coal, used in generation
          (See Note 1)                                    170,654       178,910       168,470
        Electric power purchased                           61,442        34,711        32,753
        Other operating expenses                          112,712       104,930        93,915
        Maintenance                                        66,134        59,451        61,118
        Depreciation                                       65,259        60,800        58,849
        Federal and state income taxes                     44,683        48,178        41,489
        Other taxes                                        14,582        14,347        13,359
          Total Operating Expenses                        535,466       501,327       469,953
      Net Operating Income                                101,186       105,261       105,868
      Other Income and Deductions:
        Interest and dividend income                        4,295         2,813         6,611
        Other income and deductions - net                   6,098         5,926         4,734
          Total Other Income and Deductions                10,393         8,739        11,345
      Income Before Interest Charges                      111,579       114,000       117,213

      Interest Charges:
        Interest on long-term debt                         32,147        31,650        39,571
        Other interest charges                              1,920         1,064         1,344
          Total Interest Charges                           34,067        32,714        40,915

      Net Income                                           77,512        81,286        76,298
      Preferred Stock Dividend Requirements                 2,384         2,558         2,518
      Net Income Applicable to Common Stock             $  75,128    $   78,728   $    73,780



      Retained Earnings Beginning of Year               $ 244,429    $  226,210   $   261,426
      Add Net Income                                       77,512        81,286        76,298
                                                          321,941       307,496       337,724
      Deduct:
        Dividends on preferred stock                        2,384         2,558         2,518
        Dividends on common stock                          61,644        60,509       108,996
        Preferred stock redemption expense                    257             -             -
                                                           64,285        63,067       111,514
      Retained Earnings End of Year                     $ 257,656    $  244,429   $   226,210








      The  accompanying  Notes   to  Financial  Statements  are  an  integral  part  of  these statements.


      Statements of
      Cash Flows
                                       Kentucky Utilities Company

      Year Ended December 31, (in thousands of dollars)         1994         1993          1992

      Cash Flows from Operating Activities:

        Net income                                       $    77,512   $    81,286  $    76,298
        Items not requiring (providing) cash currently:
          Depreciation                                        65,259        60,800       58,849
          Deferred income taxes                               (1,559)        5,725        3,974
          Investment tax credit deferred                      (4,110)       (4,131)      (4,149)
          Changes in current assets and liabilities:
             Change in fuel inventory                         (4,579)        7,694         (642)
             Change in accounts receivable                      (203)       (9,331)       7,338
             Change in accounts payable                        5,511        22,768       (1,819)
             Change in liability to ratepayers               (29,958)       36,867            -
             Change in escrow funds                           30,841       (37,752)           -
          Other - net                                          2,555           724       (4,049)

      Net Cash Provided by Operating Activities              141,269       164,650      135,800

      Cash Flows from Investing Activities:

        Construction expenditures - utility                 (193,344)     (177,069)     (86,077)
        Nonutility property                                     (465)       (4,956)           -
        Other                                                    836           380          801

      Net Cash Used by Investing Activities                 (192,973)     (181,645)     (85,276)

      Cash Flows from Financing Activities:

        Short-term borrowings - net                           76,300             -            -
        Issuance of long-term debt                            54,000       173,500      219,930
        Funds deposited with trustee - net                        95       (18,268)         528
        Retirement of long-term debt, including premiums         (21)     (180,677)    (190,756)
        Retirement of preferred stock, including premium     (20,302)            -            -
        Issuance of preferred stock                                -        20,000            -
        Payment of dividends                                 (64,089)      (63,027)    (111,514)

      Net Cash Provided (Used) by Financing Activities        45,983       (68,472)     (81,812)

      Net Decrease in Cash and Cash Equivalents               (5,721)      (85,467)     (31,288)

      Cash and Cash Equivalents Beginning of Year              8,832        94,299      125,587

      Cash and Cash Equivalents End of Year              $     3,111   $     8,832  $    94,299

      Supplemental Disclosures
      Cash paid for:
        Interest on long-term debt                       $    30,594   $    33,860  $    41,912
        Federal and state income taxes                   $    45,270   $    42,483  $    39,091


      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.


      Balance
      Sheets                           Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                         1994           1993

      Assets
      Utility Plant:
         Plant in service, at cost                                  $ 2,238,926   $  2,004,688
         Less:  Accumulated depreciation                                933,394        879,960
                                                                      1,305,532      1,124,728

         Construction work in progress                                  104,385        158,829
              Total Utility Plant                                     1,409,917      1,283,557

      Current Assets:
         Cash and cash equivalents                                        3,111          8,832
         Escrow funds - coal contract litigation                          6,911         37,752
         Construction funds held by trustee                              18,553         18,268
         Accounts receivable, net of allowance
              for doubtful accounts                                      41,660         41,457
         Accrued utility revenues                                        24,227         25,575
         Fuel, principally coal, at average cost                         35,652         31,073
         Plant materials and operating supplies, at average cost         20,081         17,261
         Other                                                           10,616          7,804
              Total Current Assets                                      160,811        188,022

      Investments, Deferred Charges and Other Assets:
         Unamortized loss on reacquired debt                             12,324         13,295
         Other                                                           35,048         38,400
              Total Investments, Deferred Charges and Other Assets       47,372         51,695
              Total Assets                                          $ 1,618,100   $  1,523,274

      Capitalization and Liabilities
      Capitalization: (See Statements of Capitalization)
         Common stock equity                                        $   565,201   $    552,106
         Preferred stock                                                 40,000         40,000
         Long-term debt                                                 496,012        442,045
              Total Capitalization                                    1,101,213      1,034,151

      Current Liabilities:
         Preferred stock and long-term debt due within one year              21         20,021
         Short-term borrowings                                           76,300              -
         Accounts payable                                                49,517         44,006
         Accrued interest                                                 7,328          7,302
         Accrued taxes                                                    9,422          4,660
         Customers' deposits                                              6,423         10,803
         Accrued payroll and vacations                                    8,207          7,709
         Liability to ratepayers - coal contract litigation               6,909         36,867
         Other                                                            6,275          6,434
              Total Current Liabilities                                 170,402        137,802

      Deferred Credits and Other Liabilities:
         Accumulated deferred income taxes                              214,892        212,325
         Accumulated deferred investment tax credits                     38,275         42,385
         Regulatory tax liability                                        60,788         64,086
         Other                                                           32,530         32,525
              Total Deferred Credits and Other Liabilities              346,485        351,321
              Total Capitalization and Liabilities                  $ 1,618,100   $  1,523,274
      The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.


      Statements of
      Capitalization
                                      Kentucky Utilities Company

      As of December 31, (in thousands of dollars)                         1994           1993

      Common Stock Equity:
          Common stock, without par value,
             outstanding 37,817,878 shares                              $   308,140 $   308,140
          Capital stock expense and other                                      (595)       (463)
          Retained earnings                                                 257,656     244,429
             Total Common Stock Equity                                      565,201     552,106

      Preferred Stock, cumulative, without par value,$100 stated value
          4 3/4%, outstanding 200,000 shares                                 20,000      20,000
          6.53%, outstanding 200,000 shares                                  20,000      20,000
          7.84%, outstanding 200,000 shares                                       -      20,000
          Less:  Amounts to be redeemed within one year                           -      20,000
             Total Preferred Stock                                           40,000      40,000

      Long-Term Debt:
          First Mortgage Bonds:
             5.95%  Series Q, due June 15, 2000                              61,500      61,500
             7 3/8% Series K, due December 1, 2002                           35,500      35,500
             6.32%  Series Q, due June 15, 2003                              62,000      62,000
             7.92%  Series P, due May 15, 2007                               53,000      53,000
             8.55%  Series P, due May 15, 2027                               33,000      33,000
                                                                            245,000     245,000
          First Mortgage Bonds, Pollution Control Series:
             7 3/8% Pollution Control Series 7, due May 1, 2010               4,000       4,000
             7.45%  Pollution Control Series 8, due September 15, 2016       96,000      96,000
             6 1/4% Pollution Control Series 1B, due February 1, 2018        20,930      20,930
             6 1/4% Pollution Control Series 2B, due February 1, 2018         2,400       2,400
             6 1/4% Pollution Control Series 3B, due February 1, 2018         7,200       7,200
             6 1/4% Pollution Control Series 4B, due February 1, 2018         7,400       7,400
             7.60%  Pollution Control Series 7, due May 1, 2020               8,900       8,900
             5 3/4% Pollution Control Series 9, due December 1, 2023         50,000      31,900
             5 3/4% County of Carroll, Kentucky, Collateralized Solid
              Waste Disposal Facility Revenue Bonds, due
              December 1, 2023                                                    -      18,100
             Variable Rate Pollution Control Series 10, due
              November 1, 2024                                               35,700           -
             Variable Rate County of Carroll, Kentucky, Collateralized
              Solid Waste Disposal Facility Revenue Bonds, due
              November 1, 2024                                               18,300           -
                                                                            250,830     196,830
               Total First Mortgage Bonds                                   495,830     441,830

          Unamortized premium                                                    96         108
          8% secured note, due January 5, 1999(net of current maturity)          86         107

             Total Long-Term Debt                                           496,012     442,045
             Total Capitalization                                       $ 1,101,213 $ 1,034,151


     The  accompanying  Notes  to  Financial  Statements   are  an  integral  part  of  these
      statements.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     1.  Summary of Significant Accounting Policies

     General

     Kentucky  Utilities  Company   (Kentucky  Utilities)  is  the   principal
     subsidiary of KU Energy Corporation.   Certain amounts from prior periods
     have been reclassified to conform with the current year presentation.

     Regulation

     Kentucky Utilities is a public utility subject to regulation by the Kentucky Public Service Commission (PSC), the Virginia State Corporation Commission (SCC) and the Federal Energy Regulatory Commission (FERC). With respect to accounting matters, Kentucky Utilities maintains its accounts in accordance with the Uniform System of Accounts as defined by these agencies. Its accounting policies conform to generally accepted accounting principles applicable to rate regulated enterprises and reflect the effects of the ratemaking process. Other than the unamortized loss on reacquired debt, Kentucky Utilities' regulatory assets are insignificant.

     Utility Plant

     Utility plant is stated at the original cost of construction. The cost of repairs and minor renewals is charged to maintenance expense as incurred. Property unit replacements are capitalized and the depreciation reserve is charged with the cost, less net salvage, of units retired.

     Depreciation

     Provision for  depreciation of  utility plant  is based on  straight-line
     composite rates applied to the  cost of depreciable property.   The rates
     approximated 3.4% in 1994, and 3.3% in 1993 and 1992.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, Kentucky Utilities considers highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

     Kentucky Utilities utilizes a cash management mechanism that funds certain bank accounts for checks as they are presented to those banks. Kentucky Utilities classified checks written but not presented to those banks, which amounted to $11.5 million and $9.9 million at December 31, 1994 and 1993, respectively, in accounts payable.

     Financial Instruments

     Kentucky Utilities' temporary cash investments are classified as held-to-maturity and are reported under the caption "Cash and cash equivalents" on the Balance Sheet.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Unamortized Loss on Reacquired Debt

     Kentucky Utilities defers costs (primarily call premiums) arising from the reacquisition or retirement of long-term debt. Costs related to refinanced debt are amortized over the lives of the new debt issues. Costs related to retired debt not refinanced are amortized over the period to the scheduled maturity of the retired debt.

     Operating Revenues and Fuel Costs

     Revenues are recorded based on services rendered to customers. Kentucky Utilities accrues an estimate of revenues for electric service furnished from the meter reading dates to the end of each accounting period. Cost of fuel used in electric generation is charged to expense as the fuel is consumed. The cost of fuel for 1992 included an amortization of buyout costs associated with the termination of a coal supply contract. A fuel adjustment clause adjusts operating revenues for changes in the level of fuel costs charged to expense. An environmental surcharge, implemented in August 1994, permits the utility to recover certain ongoing operating and capital costs of compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the 1990 Clean Air Act Amendments.

     Pursuant to regulatory orders, Kentucky Utilities has been refunding fuel cost savings related to the resolution of a coal contract dispute. Refunds to Kentucky retail customers commenced in July 1994. Refunds were made to Virginia retail customers during the period August 1993 through June 1994. Refunds were made to wholesale customers under the jurisdiction of the Federal Energy Regulatory Commission in lump sum payments in September 1993.

     Operating revenues and fuel expense for the respective periods were reduced by the following amounts resulting from the above-mentioned refunds:

      Year Ended December 31, (in thousands of dollars)                1994           1993

      Operating Revenues                                        $    19,385     $    3,309

      Fuel, principally coal, used in generation                $    23,082     $    4,095

      The difference between the reduction in Operating Revenues and the reduction in Fuel Expense is attributed to incurred litigation costs, fuel costs savings related to off-system sales and costs incurred to administer the refund plan. These amounts were allowed to be retained by Kentucky Utilities pursuant to regulatory orders.


     Income Taxes

     Kentucky Utilities establishes deferred tax assets and liabilities, as appropriate, for all temporary differences, and adjusts deferred tax balances to reflect changes in tax rates expected to be in effect during the periods the temporary differences reverse. Investment tax credits resulted from provisions of the tax law which permitted a reduction of

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Kentucky Utilities' tax liability based on certain construction expenditures. Such credits have been deferred in the accounts and are being amortized as reductions in income tax expense over the life of the related property. Because of rate regulation, changes in tax rates are deferred and amortized as the temporary differences reverse.


     2.  Income Taxes

     Effective January 1, 1993, Kentucky Utilities adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The adoption of this standard did not have a material impact on results of operation, cash flows or financial position.

     Kentucky Utilities is included in the consolidated federal tax return of its parent company, KU Energy. Income taxes are allocated to the individual companies, including Kentucky Utilities, based on their respective taxable income or loss.

     The accumulated deferred income taxes as set forth below and in the Balance Sheet arise from the following temporary differences:

      As of December 31, (in thousands of dollars)                        1994           1993

      Deferred Tax Assets:
        Unamortized investment tax credit and other property
          related differences                                       $   31,805     $   28,529

        Other                                                           17,363         13,146
        Less: Amounts included in current assets                         6,726          5,897
                                                                        42,442         35,778

      Deferred Tax Liabilities:
        Accelerated depreciation and other property
          related differences                                          251,282        241,893
        Other                                                            6,052          6,210
                                                                       257,334        248,103
      Net accumulated deferred income tax liability                 $  214,892     $  212,325

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company


      The components of income tax expense are as follows:

      Year Ended December 31, (in thousands of dollars)         1994          1993         1992

      Income taxes charged to Operating Income:
      Current   - federal                                   $ 37,058      $ 35,893     $ 30,838
                - state                                        8,812         9,484        7,951
                                                              45,870        45,377       38,789
      Deferred  - federal                                     (1,114)        2,837        2,269
                - state                                           13            71          561
                                                              (1,101)        2,908        2,830
      Deferred investment tax credit                             (86)         (107)        (130)
                                                              44,683        48,178       41,489


      Income taxes charged to Other Income and Deductions:
      Current   - federal                                      1,537        (2,056)          (7)
                - state                                          344          (560)        (217)
                                                               1,881        (2,616)        (224)
      Deferred  - federal                                       (365)        2,261          909
                - state                                          (93)          556          235
                                                                (458)        2,817        1,144
      Amortization of deferred investment tax credit          (4,024)       (4,024)      (4,019)
                                                              (2,601)       (3,823)      (3,099)
      Total income tax expense                              $ 42,082      $ 44,355     $ 38,390

     The provision for deferred income taxes in 1992 primarily related to accelerated depreciation and other property related differences.

     Kentucky Utilities' effective income tax rate, determined by dividing income taxes by the sum of such taxes and net income, was 35.2% in 1994, 35.3% in 1993 and 33.5% in 1992. The difference between the effective rate and the statutory federal income tax rate is attributable to the following factors:

      Year Ended December 31, (in thousands of dollars)        1994          1993          1992

      Federal income tax computed
        at 35%, 35% and 34%, respectively                $    41,858   $    43,974  $    38,994
      Add (Deduct):
      State income taxes, net of federal
        income tax benefit                                     5,899         6,208        5,630
      Amortization of deferred investment tax credit          (4,110)       (4,131)      (4,140)
      Other, net                                              (1,565)       (1,696)      (2,094)
      Total income tax expense                           $    42,082   $    44,355  $    38,390


      3.  Retirement Benefits

     Pensions

     Kentucky Utilities has a noncontributory defined benefit pension plan covering substantially all of its employees. Benefits under this plan are based on years of service, final average base pay and age at

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     retirement. Kentucky Utilities' funding policy is to make such contributions as are necessary to finance the benefits provided under the plan. Kentucky Utilities' contributions meet the funding standards set forth in the Employee Retirement Income Security Act of 1974. The plan assets consist primarily of equity and fixed income investments.

     Kentucky Utilities also has a Supplemental Security Plan for certain management personnel. Retirement benefits under this plan are based on years of service, earnings and age at retirement. The plan has no advance funding. Benefit payments are made to retired employees or their beneficiaries from the general assets of Kentucky Utilities.

     The reconciliation of the funded status of the retirement plans and the pension liability recorded by Kentucky Utilities is as follows:

     As of December 31, (in thousands of dollars)                         1994           1993

      Fair value of plan assets                                      $  154,314     $  157,137
      Projected benefit obligation                                     (169,599)      (169,309)
      Plan assets less than projected benefit obligation                (15,285)       (12,172)
      Unrecognized net loss from past
         experience different than that assumed                           5,246          6,361
      Unrecognized prior service cost                                     4,705          4,966
      Unrecognized net asset                                             (1,799)        (1,949)
      Regulatory effect recorded                                         (3,229)        (5,146)
      Pension liability                                              $  (10,362)    $   (7,940)

      Accumulated benefit obligation (including vested benefits
         of $124,094 and $128,779, respectively)                     $  126,146     $  130,758


      Components of Net Pension Cost:

      Year Ended December 31, (in thousands of dollars)     1994           1993           1992

      Service cost (benefits earned during the
        period)                                        $   6,017     $    5,036     $   4,774
      Interest cost on projected benefit obligation       12,366         12,311        11,482
      Actual return on plan assets                        (3,723)       (13,229)      (11,384)
      Net amortization and deferral                       (8,765)         1,785           350
      Regulatory effect recorded                          (1,916)            56           705
      Net pension cost                                 $   3,979     $    5,959     $   5,927


      Assumptions Used in Determining Actuarial Valuations:

                                                            1994           1993          1992
      Weighted average discount rate used to
        determine the projected benefit obligation        8 1/4 %         7 1/2%        8 3/4%

      Rate of increase for compensation levels (1)        5 1/2 %         4 3/4%            6%

      Weighted average expected long-term rate
        of return on assets                               8 1/4 %         8 1/4%        8 3/4%
      (1) 6%,  5  1/4%  and  6  1/2%,  respectively, used  for  the  Supplemental  Security  Plan valuation.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Other Postretirement Benefits

     Effective  January 1, 1993,  Kentucky  Utilities  adopted  Statement   of
     Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard provides accounting and disclosure requirements associated with Kentucky Utilities' obligation to provide postretirement benefits other than pensions to present and future retirees. In accordance with this standard, Kentucky Utilities accrues, during the years that the employee renders service, the expected cost of providing these benefits for retired employees, their beneficiaries and covered dependents. The impact on results of operations was an increase in pre-tax expense for the year ended December 31, 1993 of $6.3 million (net of capitalized payroll benefits). Kentucky Utilities, prior to 1993, recognized these costs on a pay-as-you-go (cash) basis. Amounts paid for retirees for 1992 amounted to $2.3 million.

     Kentucky Utilities provides certain health care and life insurance benefits to eligible retired employees and their dependents. The postretirement health care plan is contributory for employees who retired after December 31, 1992, with retiree contributions indexed annually based upon the experience of retiree medical expenses for the preceding year. Pre-1993 retirees are not required to contribute to the plan. Kentucky Utilities' employees become eligible for retiree medical benefits after 15 years of service and attainment of age 55. The life insurance plan is noncontributory and is based on compensation levels prior to retirement.

     In 1993, Kentucky Utilities began funding, in addition to current requirements for benefit payments, the maximum tax-favored amount allowed through certain tax deductible funding vehicles. Kentucky Utilities anticipates making similar funding decisions in future years, but will consider and make such funding decisions on the basis of tax, regulatory and other relevant conditions in effect at such times. The plan assets consist primarily of equity investments.

     The  reconciliation   of  the  funded  status   of  the  plans   and  the
     postretirement benefit  liability recorded  by Kentucky  Utilities is  as follows:

     As of December 31, (in thousands of dollars)                   1994                  1993

      Accumulated postretirement benefit obligation:
        Retirees                                              $   (31,992)          $   (38,331)
        Fully eligible active plan participants                    (8,287)               (8,448)
        Other active plan participants                            (25,578)              (28,813)
                                                                  (65,857)              (75,592)
      Plan assets at fair value                                     5,341                 2,440
      Accumulated postretirement benefit obligation
        in excess of plan assets                                  (60,516)              (73,152)
      Unrecognized net (gain)/loss from past
        experience different from that assumed                    (11,353)                3,230
      Unrecognized transition obligation                           60,142                63,483
      Regulatory effect recorded                                        -                   689
      Accrued postretirement benefit liability                $   (11,727)          $    (5,750)

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Components of the net periodic postretirement benefit cost are as follows:

      Year Ended December 31, (in thousands of dollars)              1994                  1993
      Service cost (benefits attributed to service
        during the period)                                    $     2,105           $     2,048
      Interest cost on accumulated postretirement
        benefit obligation                                          4,926                 5,730
      Actual return on plan assets                                    (80)                    -
      Net amortization and deferral                                  (118)                    -
      Amortization of transition obligation                         3,341                 3,341
      Regulatory effect recorded                                      689                  (689)
      Net periodic postretirement benefit cost                $    10,863           $    10,430

      Notes to
     Financial
     Statements
                             Kentucky Utilities Company

      Assumptions Used in Determining Actuarial Valuations:         1994                1993
      Weighted average discount rate used to
        determine the projected benefit obligation                 8 1/4%              7 1/2%

      Rate of increase for compensation levels                     5 1/2%              4 3/4%

      Weighted average expected long-term rate of
        return on assets                                           8 1/4%                  -

     For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits is assumed for 1995. The health care cost trend rate is assumed to decrease gradually to 5.5% through 2003 and remain at that level thereafter over the projected payout period of the benefits. Increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $11 million (17%) and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $1.5 million (21%).

     4.  Commitments and Contingencies

     The effects of certain commitments made by Kentucky Utilities are estimated below:

      (in thousands of dollars)      1995      1996       1997      1998       1999 1995-1999
      Estimated Construction
       Expenditures              $122,900  $117,400   $105,600   $100,200  $ 75,000  $521,100
      Estimated Contract
       Obligations:
        Fuel                      136,400    79,700     66,100    29,100     20,800   332,100
        Purchased power            24,800    26,100     27,100    26,700     26,400   131,100
        Operating leases            3,100     3,100      3,000     3,000      3,000    15,200
      Sinking Fund Requirements:
        First mortgage bonds     $    376  $    376   $    376   $   376   $    376   $ 1,880


      Construction Program

     Kentucky Utilities frequently reviews its construction program and may revise its projections of related expenditures based on revisions to its estimated load growth and projections of its future load.

     See Management's Discussion and Analysis of Financial Condition and Results of Operations - Construction Requirements for a discussion of future expenditures relating to construction of peaking units and compliance with the 1990 Clean Air Act Amendments.

     Coal Supply

     Obligations under Kentucky Utilities' coal purchase contracts are stated at prices effective January 1, 1995, and are subject to changes as defined by the terms of the contracts.

     Purchased Power Agreements

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     Kentucky Utilities has purchase power arrangements with Owensboro Municipal Utilities (OMU) and Electric Energy, Inc. (EEI). Under the OMU agreement, which expires on January 1, 2020, Kentucky Utilities purchases, on an economic basis, all of the output of a 400-MW generating station not required by OMU. The amount of purchased power available to Kentucky Utilities during 1995-1999, which is expected to be approximately 9% of Kentucky Utilities' total kWh requirements, is dependent upon a number of factors including the units' availability, maintenance schedules, fuel costs and OMU requirements. Payments are based on the total costs of the station allocated per terms of the OMU agreement, which generally follows delivered kWh. Included in the total costs is Kentucky Utilities' proportionate share of debt service requirements on $27.3 million of OMU bonds outstanding at December 31, 1994. The debt service is allocated to Kentucky Utilities based on its annual allocated share of capacity, which averaged approximately 51% in 1994. In 1995, Kentucky Utilities' total costs will increase to include its proportionate share of debt service requirements on approximately $176.9 million of additional OMU bonds issued to finance capital improvements designed to enable OMU to comply with the 1990 Clean Air Act Amendments.

     Kentucky Utilities has a 20% equity ownership in EEI, which is accounted for on the equity method of accounting. Kentucky Utilities' entitlement, beginning January 1, 1994, is 20% of the available capacity of a 1,000-MW station. Payments are based on the total costs of the station allocated per terms of an agreement among the owners, which generally follows delivered kWh.


     Sinking Fund Requirements

     Annual sinking fund requirements for Kentucky Utilities' first mortgage bonds may be met with cash or expenditures for bondable property as provided in the Mortgage Indenture. Kentucky Utilities intends to meet the 1995 sinking fund requirements with expenditures for bondable property.

     Lines of Credit

     Kentucky Utilities has aggregate bank lines of credit of $90 million, all of which remained unused at December 31, 1994. A portion of these credit lines ($30 million) expires in September, 1995 and the balance ($60 million) expires in December, 1997. In support of these lines of credit, Kentucky Utilities compensates the banks by paying a commitment fee.

     5.  Common Stock

     Kentucky Utilities is subject to restrictions applicable to all corporations under Kentucky and Virginia law on the use of retained earnings for cash dividends on common stock, as well as those contained in its Mortgage Indenture and Articles of Incorporation. At December 31, 1994, there were no restricted retained earnings.


     6.  Preferred Stock

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     In  December 1993,  Kentucky  Utilities issued  200,000  shares of  6.53%
     preferred stock.   The  proceeds were  used to  redeem 200,000  shares of
     7.84% preferred stock on February 1, 1994.

     Each  series of preferred stock  is redeemable at  the option of Kentucky
     Utilities upon 30 days' written notice as follows:


                                          Redemption Price per Share
      Series                              (plus accrued and unpaid dividends, if any)
      4 3/4%                              $101.00

      6.53%                               (Not redeemable prior to December 1, 2003.)
                                          $103.265 through November 30, 2004, decreasing
                                          approximately $.33 each twelve months thereafter to
                                          $100 on or after December 1, 2013.


     As of December 31, 1994, there were 5.3 million shares of Kentucky Utilities preferred stock, having a maximum aggregate stated value of $200 million, authorized for issuance.

     7.  Short-Term and Long-Term Debt

     Kentucky Utilities' short-term financing requirements are satisfied through the sale of commercial paper. The weighted average interest rate on the year-end balance was 6.07% for 1994.

     In 1993, Kentucky Utilities entered into a loan agreement with the County of Carroll, Kentucky to finance the construction of solid waste disposal facilities. The County of Carroll issued $50 million of revenue bonds, with the proceeds held in a construction fund by a trustee. In 1994, Kentucky Utilities completed the draw down of the remaining $18.1 million revenue bond proceeds.

     In 1994, Kentucky Utilities entered into a loan agreement with the County of Carroll, Kentucky to finance the construction of solid waste disposal facilities. The County of Carroll issued $54 million of variable rate revenue bonds, with the proceeds held in a construction fund. In 1994, Kentucky Utilities drew down $35.7 million relating to these bonds. Kentucky Utilities Pollution Control Series 10 Bonds are issued under Kentucky Utilities' Mortgage Indenture.

     Under the provisions for the variable rate revenue bonds, Kentucky Utilities can choose between various interest rate options. Currently, the daily interest rate mode is being utilized. The average annual interest rate on the bonds during 1994 was 4.10%. The variable rate bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events. If tendered bonds are not remarketed, Kentucky Utilities has available lines of credit which may be used to repurchase the bonds.

     Substantially all of Kentucky Utilities' utility plant is pledged as security for the First Mortgage Bonds.

     Notes to
     Financial
     Statements
                             Kentucky Utilities Company

     8.  Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


     Cash and cash equivalents, escrow funds, construction funds, short-term borrowings and customers' deposits carrying values approximate fair value because of the short maturity of these amounts.

     Long-term debt fair values are based on quoted market prices for Kentucky Utilities' first mortgage bonds and on current rates available to Kentucky Utilities for debt of the same remaining maturities for Kentucky Utilities' pollution control bonds and promissory note.

     Kentucky Utilities has an interest rate swap agreement with a notional amount of $70 million. Fair value of this instrument is the estimated amount the counter-party would pay to Kentucky Utilities to terminate the swap at the date of measurement. This agreement expires in 1996. Kentucky Utilities has no downside interest rate risk associated with this agreement.

     The estimated fair values of Kentucky Utilities' financial instruments at December 31 are as follows:

                                                    1994                      1993
                                             Carrying    Estimated     Carrying   Estimated
      (in thousands of dollars)               Amount      Fair Value     Amount   Fair Value

      Interest rate swap                    $       -   $    1,550   $        -   $   2,550

      Long-term debt                        $ 496,033   $  475,976   $  442,066   $ 489,042

     If the difference between fair value and carrying value of Kentucky Utilities' long-term debt was settled at amounts approximating those above, the anticipated regulatory treatment would require return of or allow recovery of these amounts in rates over a prescribed amortization period. Accordingly, any settlement would not have a significant impact on Kentucky Utilities' financial position or results of operations.

     Supplementary
     Quarterly
     Financial
     Information
     (Unaudited)
                             Kentucky Utilities Company

     Quarterly financial results for 1994 and 1993 are summarized below. Generally, quarterly results may fluctuate due to seasonal variations, changes in fuel costs and other factors. Operating revenues for the third quarter of 1994 were reduced by $17.5 million related to refunds to customers of fuel cost savings associated with the resolution of a coal contract dispute. Operating revenues for other quarters were insignificantly impacted by the refunds. Refer to Note 1 of the Notes to Financial Statements for additional information.


     Quarter                                    4th           3rd          2nd           1st
                                                                   (in thousands of dollars)
      1994
      Operating Revenues                  $  159,586   $   156,512  $   154,026   $  166,528
      Net Operating Income                    20,835        29,737       20,034       30,580
      Net Income                              14,053        23,642       14,473       25,344
      Net Income Applicable
             to Common Stock                  13,489        23,078       13,909       24,652
      1993
      Operating Revenues                  $  151,828   $   160,615  $   139,909   $  154,236
      Net Operating Income                    21,257        30,640       22,209       31,155
      Net Income                              15,526        24,790       16,422       24,548
      Net Income Applicable
             to Common Stock                  14,856        24,161       15,792       23,919

     These quarterly amounts reflect, in Kentucky Utilities' opinion, all adjustments (including only normal recurring adjustments) necessary for a fair presentation.

     Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     None.

                                      PART III


     Item 10. Directors and Executive Officers of the Registrant

     Refer to KU Energy's definitive proxy statement (the "Proxy Statement") filed with the Securities and Exchange Commission in connection with its 1995 Annual Shareholder Meeting under the caption "Election of Directors--General" for the information required by this item pertaining to directors. Such information is incorporated herein by reference and is also filed herewith as Exhibit 99B. Information required by this item relating to executive officers of Kentucky Utilities is set forth under a separate caption in Part I hereof.

     Item 11. Executive Compensation

     Refer to KU Energy's Proxy Statement under the caption "Election of Directors -- Directors' Compensation, and -- Executive Compensation" (but excluding any information contained under the subheadings -- "Report of Compensation Committee on Executive Compensation", and -- "Performance Graph") for the information required by this item. Such information is incorporated herein by reference and is also filed herewith as
     Exhibit 99B.

     Item 12. Security Ownership of Certain Beneficial Owners and Management

     Refer to KU Energy's Proxy Statement under the caption "Election of Directors--Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information" for the information required by this item. Such information is incorporated herein by reference and is also filed herewith as Exhibit 99B.

     Item 13. Certain Relationships and Related Transactions

     None.

                                      PART IV


     Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

     (A) The following (1) financial statements, (2) schedules, and (3) exhibits, are filed as a part of this Annual Report.

             (1)  Financial Statements

                 Report of Independent Public Accountants,
                 Statements  of Income  and  Retained Earnings  for the  three
                 years         ended December 31, 1994,
                 Statements of Cash Flows for the three years ended
                   December 31, 1994,
                 Balance Sheets as of December 31, 1994 and 1993,
                 Statements  of Capitalization  as  of December 31,  1994  and
                 1993,    and
                 Notes to Financial Statements.

             (2)  Schedules

                 Schedule II     Valuation and qualifying accounts.

             The following Schedules are omitted as not applicable or not required under Regulation S-X:

                 I, III, IV, V.

    (3) Exhibits


      Number                         Description                        Page

        3.A    Amended and Restated Articles of Incorporation of
               Kentucky Utilities Company.  (Exhibits 4.03 and 4.04
               to Form 8-K Current Report of Kentucky Utilities
               Company, dated December 10, 1993).  Incorporated by
               reference.                                                 -
        3.B    By-laws of Kentucky Utilities Company dated
               December 14, 1992.  (Exhibit 3B to Form 10-K Annual
               Report of Kentucky Utilities Company for the year
               ended December 31, 1992).  Incorporated by reference.      -

        4.A    Indenture of Mortgage or Deed of Trust dated
               May 1, 1947 between Kentucky Utilities Company and Continental Illinois National Bank and Trust Company of Chicago and Edmond B. Stofft, as Trustees (Amended
               Exhibit 7(a) in File No. 2-7061), and Supplemental Indentures thereto dated, respectively,
               January 1, 1949 (Second Amended Exhibit 7.02 in File No. 2-7802), July 1, 1950 (Amended Exhibit 7.02 in File No. 2-8499), June 15, 1951 (Exhibit 7.02(a) in
               File No. 2-8499), June 1, 1952 (Amended Exhibit 4.02 in File No. 2-9658), April 1, 1953 (Amended Exhibit
               4.02 in File No. 2-10120), April 1, 1955 (Amended
               Exhibit 4.02 in File No. 2-11476), April 1, 1956 (Amended Exhibit 2.02 in File No. 2-12322),
               May 1, 1969 (Amended Exhibit 2.02 in File No. 2-32602), April 1, 1970 (Amended Exhibit 2.02 in File No. 2-36410), September 1, 1971 (Amended Exhibit 2.02 in File No. 2-41467), December 1, 1972 (Amended
               Exhibit 2.02 in File No. 2-46161), April 1, 1974 (Amended Exhibit 2.02 in File No. 2-50344),
               September 1, 1974 (Exhibit 2.04 in File No. 2-59328), July 1, 1975 (Exhibit 2.05 in File No. 2-59328),
               May 15, 1976 (Amended Exhibit 2.02 in File No. 2-56126), April 15, 1977 (Exhibit 2.06 in File No. 2-
               59328), August 1, 1979 (Exhibit 2.04 in File No. 2-64969), May 1, 1980 (Exhibit 2 to Form 10-Q Quarterly Report of Kentucky Utilities for the quarter ended June 30, 1980), September 15, 1982 (Exhibit 4.04 in File No. 2-79891), August 1, 1984 (Exhibit 4B to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31, 1984), June 1, 1985 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30,
               1985), May 1, 1990 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30, 1990), May 1, 1991 (Exhibit 4 to Form 10-Q Quarterly Report of Kentucky Utilities Company for the quarter ended June 30, 1991), May 15, 1992 (Exhibit 4.02 to Form 8-K of Kentucky Utilities

      Number                         Description                        Page

        4.A    Company dated May 14, 1992),  August 1, 1992 (Exhibit
      (cont.)  4 to Form 10-Q Quarterly Report of Kentucky Utilities
               Company for the quarter ended September 30, 1992),
               June 15, 1993 (Exhibit 4.02 to Form 8-K of Kentucky
               Utilities Company dated June 15, 1993) and
               December 1, 1993 (Exhibit 4.01 to Form 8-K of
               Kentucky Utilities Company dated December 10, 1993).
               Incorporated by reference.                                 -
       4.B     Supplemental Indenture dated March 1, 1992 between
               Kentucky Utilities and Continental Bank, National
               Association and M. J. Kruger, as Trustees, providing
               for the conveyance of properties formerly held by Old
               Dominion Power Company.  (Exhibit 4B to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1992).  Incorporated by
               reference.                                                 -

        4.C    Supplemental Indenture dated November 1, 1994 between
               Kentucky Utilities Company and Bank of America
               Illinois, as Trustee.                                    48-65
       10.A    Kentucky Utilities' Amended and Restated Performance
               Share Plan (Exhibit 10A to Form 10-Q Quarterly Report
               of Kentucky Utilities Company for the quarter ended
               June 30, 1993).  Incorporated by reference.                -

       10.B Kentucky Utilities' Annual Performance Incentive Plan (Exhibit 10B to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31,
               1990).  Incorporated by reference.                         -

       10.C    Amendment No. 1 to Kentucky Utilities' Annual
               Performance Incentive Plan (Exhibit 10D to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1991).  Incorporated by
               reference.                                                 -
       10.D    Amendment No. 2 to Kentucky Utilities' Annual
               Performance Incentive Plan (Exhibit 10H to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1993).  Incorporated by
               reference.                                                 -

       10.E    Amendment No. 3 to Kentucky Utilities' Annual
               Performance Incentive Plan (Exhibit 10I to Form 10-K
               Annual Report of Kentucky Utilities Company for the
               year ended December 31, 1993).  Incorporated by
               reference.                                                 -
       10.F    Kentucky Utilities' Executive Optional Deferred
               Compensation Plan (Exhibit 10C to Form 10-K Annual
               Report of Kentucky Utilities Company for the year
               ended December 31, 1990).  Incorporated by reference.      -

       10.G    Amendment No. 1 to Kentucky Utilities' Executive
               Optional Deferred Compensation Plan (Exhibit 10F to
               Form 10-K Annual Report of Kentucky Utilities Company
               for the year ended December 31, 1991).  Incorporated
               by reference.                                              -

      Number                         Description                        Page

       10.H    Amendment No. 2 to Kentucky Utilities' Executive
               Optional Deferred Compensation Plan (Exhibit 10J to
               Form 10-K Annual Report of Kentucky Utilities Company
               for the year ended December 31, 1993).  Incorporated
               by reference.                                              -
       10.I    Kentucky Utilities' Supplemental Security Plan
               (Exhibit 10I to Form 10-K Annual Report of Kentucky Utilities Company for the year ended December 31,
               1991).  Incorporated by reference.                         -

       10.J    Amendment No. 1 to Kentucky Utilities' Supplemental
               Security Plan.                                           66-67
       10.K    Amendment No. 2 to Kentucky Utilities' Supplemental
               Security Plan.                                           68-70

       10.L    Kentucky Utilities' Director Retirement Retainer
               Program, and Amendment No. 1 (Exhibit 10G to Form
               10-K Annual Report of Kentucky Utilities Company for
               the year ended December 31, 1991).  Incorporated by
               reference.                                                 -

       10.M    Kentucky Utilities' Amended and Restated Director
               Deferred Compensation Plan                               71-87
        12     Computation of Ratio of Earnings to Fixed Charges         88

        21     List of Subsidiaries                                      89
        23     Consent of Independent Public Accountants                 90

        27     Financial Data Schedule (required for electronic
               filing only in accordance with Item 601(c)(1) of
               Regulation S-K).                                           -

       99.A    Description of Common Stock                              91-92
       99.B    Director and Executive Officer Information               93-101

         Note - Exhibit numbers 10.A through 10.M are management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K.

     The following instruments defining the rights of holders of certain long-term debt of Kentucky Utilities Company have not been filed with the Securities and Exchange Commission but will be furnished to the Commission upon request.

         1. Loan Agreement dated as of May 1, 1990 between Kentucky Utili-ties and the County of Mercer, Kentucky, in connection with $12,900,000 County of Mercer, Kentucky, Collateralized Solid Waste Disposal Facility Revenue Bonds (Kentucky Utilities Company Project) 1990 Series A, due May 1, 2010 and May 1, 2020.

         2. Loan Agreement dated as of May 1, 1991 between Kentucky Utili-ties and the County of Carroll, Kentucky, in connection with $96,000,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due September 15, 2016.

         3. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $2,400,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series C, due February 1, 2018.

         4. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Muhlenberg, Kentucky, in connection with $7,200,000 County of Muhlenberg, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due February 1, 2018.

         5. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Mercer, Kentucky, in connection with $7,400,000 County of Mercer, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series A, due February 1, 2018.

         6. Loan Agreement dated as of August 1, 1992 between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $20,930,000 County of Carroll, Kentucky, Collateralized Pollution Control Revenue Bonds (Kentucky Utilities Company Project) 1992 Series B, due February 1, 2018.

         7. Loan Agreement dated as of December 1, 1993, between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $50,000,000 County of Carroll, Kentucky, Collateralized Solid Waste Disposal Facilities Revenue Bonds (Kentucky Utilities Company Project) 1993 Series A due December 1, 2023.

         8. Loan Agreement dated as of November 1, 1994, between Kentucky Utilities and the County of Carroll, Kentucky, in connection with $54,000,000 County of Carroll, Kentucky, Collateralized Solid Waste Disposal Facilities Revenue Bonds (Kentucky Utilities Company Project) 1994 Series A due November 1, 2024.

     (B) No reports on Form 8-K were filed by Kentucky Utilities during the last quarter of 1994.

                                                                                   SCHEDULE II

                                    KENTUCKY UTILITIES COMPANY

                                 VALUATION AND QUALIFYING ACCOUNTS




      Year Ended December 31,                                       1994      1993      1992
                                                                                (in thousands)
      Accumulated Provision for Uncollectible Accounts Receivable

      Balance at beginning of year                               $   923   $ 1,033   $ 1,132

      Balance at end of year                                     $   457   $   923   $ 1,033





      Note-Other valuation and qualifying accounts are not significant.

                                     SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 9, 1995.

                                          KENTUCKY UTILITIES COMPANY


                                          /s/ John T. Newton
                                          John T. Newton
                                          Chairman

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

         Signature                 Title


         /s/ John T. Newton
         John T. Newton            Chairman and Director (Principal Executive
                                   Officer)
         /s/ Michael R. Whitley
         Michael R. Whitley        President and Director

         /s/ O. M. Goodlett
         O. M. Goodlett            Senior Vice-President (Principal Financial
                                   Officer)
         /s/ Michael D. Robinson
         Michael D. Robinson       Controller (Principal Accounting Officer)

         /s/ Mira S. Ball
         Mira S. Ball              Director

         /s/ W. B. Bechanan
         W. B. Bechanan            Director

         /s/ Harry M Hoe
         Harry M. Hoe              Director

         /s/ Milton W. Hudson
         Milton W. Hudson          Director

         /s/ Frank V. Ramsey, Jr.
         Frank V. Ramsey, Jr.      Director

         /s/ Warren W. Rosenthal
         Warren W. Rosenthal       Director

         /s/ William L. Rouse, Jr.
         William L. Rouse, Jr.     Director

         /s/ Charles L. Shearer
         Charles L. Shearer        Director


     March 9, 1995

                                                                    Exhibit 4.C
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             Supplemental Indenture

                             DATED NOVEMBER 1, 1994

                                 ------------

                           KENTUCKY UTILITIES COMPANY

                                       TO

                            BANK OF AMERICA ILLINOIS

                             AND ROBERT J. DONAHUE,

                                  AS TRUSTEES

                                 ------------

       (SUPPLEMENTAL TO THE INDENTURE OF MORTGAGE OR DEED OF TRUST DATED
       MAY 1, 1947, AS AMENDED, HERETOFORE EXECUTED BY KENTUCKY UTILITIES
            COMPANY TO CONTINENTAL ILLINOIS NATIONAL BANK AND TRUST
             COMPANY OF CHICAGO AND EDMOND B. STOFFT, AS TRUSTEES.)

                                 ------------

                      (PROVIDING FOR FIRST MORTGAGE BONDS,
                        POLLUTION CONTROL SERIES NO. 10,
                             DUE NOVEMBER 1, 2024)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

SUPPLEMENTAL INDENTURE, dated November 1, 1994, made and entered into by and between KENTUCKY UTILITIES COMPANY, a corporation organized and existing under the laws of the Commonwealths of Kentucky and Virginia (hereinafter commonly referred to as the "Company"), and BANK OF AMERICA ILLINOIS, an Illinois banking corporation having its office or place of business in the City of Chicago, Cook County, State of Illinois, formerly named Continental Bank, National Association and Continental Illinois National Bank and Trust Company of Chicago (hereinafter commonly referred to as the "Trustee"), and ROBERT J. DONAHUE (successor Co-Trustee), of the City of Chicago, Cook County, State of Illinois, as Trustees under the Indenture of Mortgage or Deed of Trust dated May 1, 1947, as modified and amended by the several indentures supplemental thereto heretofore executed by and between the Company and the Trustees from time to time under said Indenture of Mortgage or Deed of Trust; said Indenture of Mortgage or Deed of Trust, as so modified and amended, being hereinafter commonly referred to as the "Indenture"; and said Trustees under the Indenture being hereinafter commonly referred to as the "Trustees" or the "Trustees under the Indenture"; Witnesseth:

  WHEREAS, the Company, by resolution of its Board of Directors or the Pricing Committee thereof duly adopted, has determined to issue forthwith an additional series of its bonds to be secured by the Indenture, as hereby modified and amended, such bonds to be known and designated as First Mortgage Bonds, Pollution Control Series No. 10 (hereinafter sometimes referred to as the "bonds of Series No. 10" or the "bonds of said Series"), and to be authorized, authenticated and issued only as registered bonds without coupons; and

  WHEREAS, the County of Carroll in the Commonwealth of Kentucky (the "County") has agreed to issue $54,000,000 in principal amount of its Collateralized Solid Waste Disposal Facilities Revenue Bonds (Kentucky Utilities Company Project) 1994 Series A (the "Revenue Bonds"), which Revenue Bonds will be issued pursuant to the provisions of the Indenture of Trust dated as of November 1, 1994 (the "County Indenture"), between the County and Bank One, Lexington, N.A., Lexington, Kentucky, as Trustee (said Trustee or any successor trustee under the County Indenture being hereinafter referred to as the "County Trustee"); and

  WHEREAS, the proceeds of the Revenue Bonds (other than any accrued interest thereon) will be loaned by the County to the Company pursuant to the provisions of the Loan Agreement dated as of November 1, 1994 (the "Agreement"), between the County and the Company, in order to finance certain solid waste disposal facilities which have been or will be acquired, constructed and installed at the Ghent Generating Station of the Company located in said County and which are more fully described in Exhibit A to the Agreement; and

  WHEREAS, payments by the Company under and pursuant to the Agreement have been assigned by the County to the County Trustee in order to secure the payment of the Revenue Bonds; and in order to further secure the payment of the Revenue Bonds, the Company desires to issue its bonds of Series No. 10 to the County Trustee as provided in the Agreement; and

  WHEREAS, the Company desires, in accordance with the provisions of Article I,
Section 6(e) of Article II and Article XVI of the Indenture, to execute this supplemental indenture for the purpose of creating and authorizing its bonds of Series No. 10 and modifying or amending certain provisions of the Indenture in the particulars and to the extent hereinafter in this supplemental indenture specifically provided; and

  WHEREAS, the execution and delivery by the Company of this supplemental indenture have been duly authorized by the Board of Directors of the Company or the Pricing Committee thereof; and the Company has requested, and hereby requests, the Trustees to enter into and join with the Company in the execution and delivery of this supplemental indenture; and

  WHEREAS, the bonds of Series No. 10 are to be authorized, authenticated and issued only in the form of registered bonds without coupons, and each of such bonds shall be substantially in the following form, to wit:

                    (Form of face of bond of Series No. 10)


   This bond is nontransferable except as may be required to effect a transfer to any successor trustee under the Indenture of Trust dated as of November 1, 1994 between Carroll County, Kentucky, and Bank One,
 Lexington, N.A. as Trustee.


No. ___________                                                   $ ___________

                           Kentucky Utilities Company
              First Mortgage Bond, Pollution Control Series No. 10
                              Due November 1, 2024

  Kentucky Utilities Company, a Kentucky and Virginia corporation (hereinafter referred to as the "Company"), for value received, hereby promises to pay to Bank One, Lexington, N.A., as Trustee under the Indenture of Trust (the "County Indenture") dated November 1, 1994, from the County of Carroll, Kentucky, (the "County") to Bank One, Lexington, N.A., or any successor trustee under the
County Indenture (the "County Trustee"), the principal sum of         Dollars
on the Demand Redemption Date, as hereinafter defined, and to pay on the Demand Redemption Date to the County Trustee interest on said sum from the Initial Interest Accrual Date, as hereinafter defined, to the Demand Redemption Date, at the interest rate or rates determined for the "Interest Rate Mode" (as described in Section 2.02 of the County Indenture) applicable to the Revenue Bonds referred to on the reverse hereof selected from time to time by the Company, subject to the provisions hereinafter set forth in the event of a rescission of a Redemption Demand, as hereinafter defined. Both the principal of and the interest on this bond shall be payable at the office or agency of the Company in Chicago, Illinois, in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts.

  The provisions of this bond are continued on the reverse side hereof and such continued provisions shall have the same effect, for all purposes, as though fully set forth at this place. This bond shall not be valid or become obligatory for any purpose unless and until it shall have been authenticated by the execution by the Trustee or its successor in trust under the Indenture of the Trustee's Certificate endorsed hereon.

  IN WITNESS WHEREOF, Kentucky Utilities Company has caused this bond to be executed in its name by the manual or facsimile signature of its President or one of its Vice-Presidents, and its corporate seal or a facsimile thereof to be hereto affixed or imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

  Dated as of

                                          Kentucky Utilities Company

                                          By __________________________________
                                                         President
Attest:

- -------------------------------
           Secretary

                (Form of reverse side of bond of Series No. 10)

  This bond is one of the bonds of the Company issued and to be issued from time to time under and in accordance with and all secured by the indenture of mortgage or deed of trust dated May 1, 1947, executed and delivered by the Company to Bank of America Illinois (formerly Continental Bank, National Association and formerly Continental Illinois National Bank and Trust Company of Chicago and hereinafter referred to as the "Trustee") and Edmond B. Stofft, as Trustees, and the indentures supplemental thereto heretofore executed and delivered by the Company to the Trustees under said indenture of mortgage, including the indenture supplemental thereto dated November 1, 1994, executed and delivered by the Company to said Bank of America Illinois and Robert J. Donahue (successor Co-Trustee), as Trustees (collectively the "Trustees"), prior to the authentication of this bond (said indenture of mortgage and said supplemental indentures being hereinafter referred to, collectively, as the "Indenture"). Reference to the Indenture and to all supplemental indentures, if any, hereafter executed pursuant to the Indenture is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security and the rights of the holders and registered owners of said bonds and of the Trustees and of the Company in respect of such security. By the terms of the Indenture the bonds to be secured thereby are issuable in series which may vary as to date, amount, date of maturity, rate of interest, redemption provisions, medium of payment and in other respects as in the Indenture provided.

  This bond is one of a series of bonds of the Company issued under the Indenture and designated as First Mortgage Bonds, Pollution Control Series No. 10 (hereinafter called the "bonds of Series No. 10" or the "bonds of said Series"). The bonds of Series No. 10 have been issued to Bank One, Lexington, N.A., Lexington, Kentucky, as trustee (said trustee or any successor trustee being hereinafter referred to as the "County Trustee") under the Indenture of Trust dated as of November 1, 1994 (the "County Indenture"), between the County and the County Trustee, to secure payment of the Collateralized Solid Waste Disposal Facilities Revenue Bonds (Kentucky Utilities Company Project) 1994 Series A (the "Revenue Bonds"), issued by the County under the County Indenture, the proceeds of which (other than any accrued interest thereon) have been loaned to the Company pursuant to the provisions of the Loan Agreement dated as of November 1, 1994 (the "Agreement"), between the Company and the County.

  Except as provided in the next succeeding paragraph, upon an event of default under Section 9.1 of the Agreement or an event of default under Section 9.01(a) or (b) of the County Indenture, the bonds of Series No. 10 shall be redeemable in whole upon receipt by the Trustee of a written demand (hereinafter called a "Redemption Demand") from the County Trustee stating that there has been such a default, stating that it is acting pursuant to the authorization granted by
Section 9.02(c) of the County Indenture, specifying the last date or dates to which interest on the Revenue Bonds has been paid (such date being hereinafter referred to as the "Initial Interest Accrual Date") and demanding redemption of the bonds of said Series. The Trustee shall, within 10 days after receiving such Redemption Demand, mail a copy thereof by certified mail to the Company marked to indicate the date of its receipt by the Trustee. Promptly upon receipt by the Company of such copy of a Redemption Demand, the Company shall fix a date on which it will redeem the bonds of said Series so demanded to be redeemed (hereinafter called the "Demand Redemption Date"). Notice of the date fixed as the Demand Redemption Date shall be mailed by the Company to the Trustee at least 30 days prior to such Demand Redemption Date. The date to be fixed by the Company as the Demand Redemption Date may be any date up to and including the earlier of (x) the 120th day after receipt by the Trustee of the Redemption Demand or (y) November 1, 2024; provided that if the Trustee shall not have received such notice fixing the Demand Redemption Date within 90 days after receipt by it of the Redemption Demand, the Demand Redemption Date shall be deemed to be the earlier of (x) the 120th day after receipt by the Trustee of the Redemption Demand or (y) November 1, 2024. The Trustee shall mail notice of the Demand Redemption Date (such notice being hereinafter called the "Demand Redemption Notice") to the County Trustee not more than 10 or less than five days prior to the Demand Redemption Date. Notwithstanding the foregoing, if any of the events of default described in the first sentence of this paragraph is existing on November 1, 2024, such date shall be deemed to be the Demand Redemption Date without further action (including actions specified in this paragraph) by the County Trustee, the Trustee or the Company. The bonds of Series No. 10 shall be redeemed by the Company on the Demand Redemption Date, upon surrender thereof by the County Trustee to the Trustee, at a redemption price equal to the principal amount thereof plus accrued interest thereon at the rate or rates then applicable to the Revenue Bonds or determined under the provisions of the County Indenture from the Initial Interest Accrual Date to the Demand Redemption Date. If a Redemption Demand is rescinded by the County Trustee by written notice to the Trustee prior to the Demand Redemption Date, no Demand Redemption Notice shall be given, or, if already given, shall be automatically annulled, and interest on the bonds of said Series shall cease to accrue, all interest accrued thereon shall be automatically rescinded and cancelled and the Company shall not be obligated to make any payments of principal of or interest on the bonds of said Series; but no such rescission shall extend to or effect any subsequent default or impair any right consequent thereon.

  In the event that all the bonds outstanding under the Indenture shall, if not already due, have become immediately due and payable, whether by declaration or otherwise, and such acceleration shall not have been annulled, the bonds of Series No. 10 shall bear interest at the rate or rates applicable to the Revenue Bonds from the Initial Interest Accrual Date, as specified in a written notice pursuant to Article II, Section 2 of the supplemental indenture dated as of November 1, 1994 referred to above to the Trustee from the County Trustee, and the principal of and interest on the bonds of said Series from the Initial Interest Accrual Date shall be payable in accordance with the provisions of
Article X of the Indenture.

  Upon payment of the principal of and premium, if any, and interest on the Revenue Bonds, whether at maturity or prior to maturity by redemption or otherwise, and the surrender thereof to and cancellation thereof by the County Trustee, or upon provision for the payment thereof having been made in accordance with Article VIII of the County Indenture, bonds of Series No. 10 in a principal amount equal to the principal amount of the Revenue Bonds so surrendered and cancelled shall be surrendered by the County Trustee to the Trustee whereupon the bonds of said Series so surrendered shall be deemed fully paid and the obligations of the Company thereunder shall be terminated, and such bonds of said Series shall be cancelled by the Trustee.

  No recourse shall be had for the payment of the principal of or interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture or any indenture supplemental thereto, to or against any incorporator, stockholder, officer or director, past, present or future, of the Company, or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers being waived and released by the registered owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Indenture.

  This bond is nontransferable except as may be required to effect a transfer to any successor trustee under the County Indenture. Any such transfer may be made by the registered owner hereof, in person or by attorney duly authorized, at the principal office or place of business of the Trustee under the Indenture, upon the surrender and cancellation of this bond and the payment of any stamp tax or other governmental charge, and upon any such transfer a new registered bond or bonds without coupons, of the same series and for the same aggregate principal amount, will be issued to the transferee in exchange herefor.

  AND WHEREAS, there is to be endorsed on each of the bonds of Series No. 10 (whether in temporary or definitive form) a certificate of the Trustee substantially in the following form, to-wit:

                             Trustee's Certificate

  This bond is one of the bonds of the series designated therein, described in the within mentioned Indenture.

                                          Bank of America Illinois
                                           as Trustee

                                          By __________________________________
                                                   Authorized Officer

  Now, Therefore, in consideration of the premises and of the sum of One Dollar ($1.00) duly paid by the Trustee to the Company, and of other good and valuable considerations, the receipt whereof is hereby acknowledged, and for the purpose of further assuring to the Trustees under the Indenture their title to, or lien upon, the property hereinafter described, under and pursuant to the terms of the Indenture and for the purpose of further securing the due and punctual payment of the principal of and interest and the premium, if any, on all bonds which have been heretofore or shall be hereafter issued under the Indenture and indentures supplemental thereto and which shall be at any time outstanding thereunder and secured thereby, and for the purpose of securing the faithful performance and observance of all the covenants and conditions set forth in the Indenture and/or in any indenture supplemental thereto, the Company has given, granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted the title to and conveyed, and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant the title to and convey unto BANK OF AMERICA ILLINOIS and ROBERT J. DONAHUE, as Trustees under the Indenture as therein provided, and the successors in the trusts thereby created, and to their assigns, all the right, title and interest of the Company in and to any and all premises, plants, property, leases and leaseholds, franchises, permits, rights and powers, of every kind and description, real and personal (1) which have been acquired by the Company through construction, purchase, consolidation or merger, or otherwise, and which at the date hereof are owned by the Company, and (2) which shall be acquired by the Company, through construction, purchase, consolidation, merger, or otherwise, on or subsequent to the date hereof, together, in each case, with the rents, issues, products and profits therefrom, excepting, however, and there is hereby expressly reserved and excluded from the lien and effect of the Indenture and of this supplemental indenture, all right, title and interest of the Company, now owned, or hereinafter acquired, in and to (a) all cash, bonds, shares of stock, obligations and other securities not deposited with the Trustee or Trustees under the Indenture, and
(b) all accounts and bills receivable, judgments (other than for the recovery of real property or establishing a lien or charge thereon or right therein) and choses in action not specifically assigned to and pledged with the Trustee or Trustees under the Indenture, and (c) all lamps and supplies, machinery, appliances, goods, wares, merchandise, commodities, equipment, apparatus, materials and/or supplies acquired or held by the Company for sale, lease, rental or consumption in the ordinary course of business, and (d) the last day of each of the demised terms created by any lease of property leased to the Company and under each and every renewal of any such lease, the last day of each and every such demised term being hereby expressly reserved to and by the Company, and (e) all gas, oil, ore, copper and other minerals now or hereafter existing upon, within or under any real estate of the Company subject to, or hereby subjected to, the lien of the Indenture.

  Without in any way limiting or restricting the generality of the foregoing description or the foregoing exceptions and reservations, the Company hereby expressly gives, grants, bargains, sells, transfers, assigns, pledges, mortgages, warrants the title to and conveys unto said BANK OF AMERICA ILLINOIS and ROBERT J. DONAHUE, as Trustees under the Indenture, and unto their successor or successors in trust, and their assigns, under the trusts and for the purposes of the Indenture, as hereby amended, the properties described in
Section 5 of Article V of this supplemental indenture (said description being incorporated herein by reference with the same force and effect as if set forth at length herein), and which properties have been acquired by the Company, through construction, purchase, consolidation or merger, or otherwise, and which are owned by the Company at the date of the execution hereof together with the tenements, hereditaments and appurtenances thereunto belonging or appertaining.

  To Have and to Hold all said property, right and interests hereinabove described or referred to and conveyed, assigned, pledged or mortgaged, or intended to be conveyed, assigned, pledged or mortgaged, together with the rents, issues, products and profits therefrom unto said BANK OF AMERICA ILLINOIS and ROBERT J. DONAHUE, as Trustees under the Indenture, as hereby modified and amended, and unto their successor or successors in trust forever, But in Trust, Nevertheless, upon the trusts, for the purposes and subject to all the terms, conditions, provisions and restrictions of the Indenture, as hereby modified and amended.

  And upon the considerations and for the purposes aforesaid, and in order to provide, pursuant to the terms of the Indenture, for the issuance under the Indenture, as hereby modified and amended, of bonds of Series No. 10 and to fix the terms, provisions and characteristics of the bonds of said Series, and to modify and amend the Indenture in the particulars and to the extent hereinafter in this supplemental indenture specifically provided, the Company hereby covenants and agrees with the Trustees as follows:

                                   ARTICLE I

  A series of bonds issuable under the Indenture, as hereby modified and amended, and to be known and designated as "First Mortgage Bonds, Pollution Control Series No. 10" (hereinafter sometimes referred to as the "bonds of Series No. 10" or the "bonds of said Series"), and which shall be executed, authenticated and issued only in the form of registered bonds without coupons, in denominations of $5,000 and integral multiples thereof, is hereby created and authorized. The bonds of said Series shall be payable as provided in
Section 2 of Article II hereof and shall be substantially in the form thereof hereinbefore recited. Each bond of said Series shall be issued to and registered in the name of the County Trustee and shall be nontransferable except as required to effect any transfer of bonds of said Series to any successor trustee under the County Indenture. Each bond of said Series shall be dated as of the date of issuance of the Revenue Bonds.

                                   ARTICLE II

  Section 1. The bonds of Series No. 10 shall bear interest, and the principal thereof and interest thereon shall be payable, only to the extent and in the manner provided in Section 2 of this Article. The bonds of said Series shall mature on November 1, 2024. The bonds of said Series shall be payable, both as to principal and interest, at the office or agency of the Company in Chicago, Illinois in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts.

  The bonds of said Series shall be deemed fully paid, and the obligations of the Company thereunder shall be terminated, to the extent and in the manner provided in Section 3 of this Article.

  Section 2. (a) Except as provided in paragraph (b) of this Section 2, upon an event of default under Section 9.1 of the Agreement or upon an event of default under Section 9.01(a) or (b) of the County Indenture, the bonds of Series No. 10 shall be redeemable in whole upon receipt by the Trustee of a written demand (hereinafter called a "Redemption Demand") from the County Trustee stating that there has been such a default, stating that it is acting pursuant to the authorization granted by Section 9.02(c) of the County Indenture, specifying the last date or dates to which interest on the Revenue Bonds has been paid (such date being hereinafter referred to as the "Initial Interest Accrual Date") and demanding redemption of the bonds of said Series. The Trustee shall, within 10 days after receiving such Redemption Demand, mail a copy thereof by certified mail to the Company marked to indicate the date of its receipt by the Trustee. Promptly upon receipt by the Company of such copy of a Redemption Demand, the Company shall fix a date on which it will redeem the bonds of said Series so demanded to be redeemed (hereinafter called the "Demand Redemption Date"). Notice of the date fixed as the Demand Redemption Date shall be mailed by the Company to the Trustee at least 30 days prior to such Demand Redemption Date. The date to be fixed by the Company as the Demand Redemption Date may be any date up to and including the earlier of (x) the 120th day after receipt by the Trustee of the Redemption Demand or (y) November 1, 2024; provided that if the

Trustee shall not have received such notice fixing the Demand Redemption Date within 90 days after receipt by it of the Redemption Demand, the Demand Redemption Date shall be deemed to be the earlier of (x) the 120th day after receipt by the Trustee of the Redemption Demand or (y) November 1, 2024. The Trustee shall mail notice of the Demand Redemption Date (such notice being hereinafter called the "Demand Redemption Notice") to the County Trustee not more than 10 or less than five days prior to the Demand Redemption Date. Notwithstanding the foregoing, if any of the events of default described in the first sentence of this paragraph (a) is existing on November 1, 2024, such date shall be deemed to be the Demand Redemption Date without further action (including actions specified in this paragraph (a)) by the County Trustee, the Trustee or the Company. The bonds of Series No. 10 shall be redeemed by the Company on the Demand Redemption Date, upon surrender thereof by the County Trustee to the Trustee, at a redemption price equal to the principal amount thereof, plus accrued interest thereon at the rate or rates then applicable to the Revenue Bonds or determined under the provisions of the County Indenture from the Initial Interest Accrual Date to the Demand Redemption Date. If a Redemption Demand is rescinded by the County Trustee by written notice to the Trustee prior to the Demand Redemption Date, no Demand Redemption Notice shall be given, or, if already given, shall be automatically annulled, and interest on the bonds of said Series shall cease to accrue, all interest accrued thereon shall be automatically rescinded and cancelled and the Company shall not be obligated to make any payments of principal of or interest on the bonds of said Series; but no such rescission shall extend to or affect any subsequent default or impair any right consequent thereon.

  (b) In the event that all the bonds outstanding under the Indenture shall, if not already due, have become immediately due and payable, whether by declaration or otherwise, and such acceleration shall not have been annulled, the bonds of Series No. 10 shall bear interest at the interest rate or rates then applicable to the Revenue Bonds from the Initial Interest Accrual Date, as specified in a written notice to the Trustee from the County Trustee, and the principal of and interest on the bonds of said Series from the Initial Interest Accrual Date shall be payable in accordance with the provisions of Article X of the Indenture.

  (c) Anything herein contained to the contrary notwithstanding, the Trustee is not authorized to take any action pursuant to a Redemption Demand or a rescission thereof or a written notice required by paragraph (b) of this
Section 2, and such Redemption Demand, rescission or notice shall be of no force or effect, unless it is executed in the name of the County Trustee by one of its Vice-Presidents.

  Section 3. Upon payment of the principal of and premium, if any, and interest on the Revenue Bonds, whether at maturity or prior to maturity by redemption or otherwise, and the surrender thereof to and cancellation thereof by the County Trustee, or upon provision for the payment thereof having been made in accordance with Article VIII of the County Indenture, bonds of Series No. 10 in a principal amount equal to the principal amount of the Revenue Bonds so surrendered and cancelled shall be surrendered by the County Trustee to the Trustee, whereupon the bonds of said Series so surrendered shall be deemed fully paid and the obligations of the Company thereunder shall be terminated, and such bonds of said Series shall be cancelled and destroyed by the Trustee by shredding, compacting or other suitable means and a certificate of such cancellation and destruction shall be delivered to the Company.

  Section 4. The bonds of Series No. 10 shall be executed on behalf of the Company and sealed with the corporate seal of the Company, all in the manner provided in or permitted by Section 6 of Article I of the Indenture, as follows:

    (a) bonds of said Series executed on behalf of the Company by its President or a Vice-President and by its Secretary or an Assistant Secretary may be so executed by the manual or facsimile signature of such President or Vice-President and of such Secretary or Assistant Secretary, as the case may be, of the Company, or of any person or persons who shall have been such officer or officers, as the case may be, of the Company on or subsequent to the date of this supplemental indenture, notwithstanding that he or they may have ceased to be such officer or officers of the Company at the time of the actual execution, authentication, issue or delivery of any of such bonds of said Series, and any such manual or facsimile signature or signatures of such officer or officers of the Company, as above provided, on any such bonds shall constitute execution of such bonds on behalf of the Company by such officer or officers of the Company for the purposes of the Indenture, as hereby modified and amended, and shall be valid and effective for all purposes, provided that all bonds of said Series shall always be executed on behalf of the Company by the manual or facsimile signature of its President or a Vice-President and of its Secretary or an Assistant Secretary, as above provided, and provided, further, that none of such bonds shall be executed on behalf of the Company by the manual or facsimile signature of the same officer or person acting in more than one capacity; and

    (b) such corporate seal of the Company may be facsimile, and any bonds of said series on which such facsimile seal of the Company shall be affixed, impressed, imprinted or reproduced shall be deemed to be sealed with the corporate seal of the Company for the purposes of the Indenture, as hereby modified and amended, and such facsimile seal shall be valid and effective for all purposes.

                                  ARTICLE III

  Section 10 of Article III of the Indenture is hereby further amended to provide that the Company agrees to observe and comply with the provisions of said section as so amended hereby so long as the bonds of Series No. 10 are outstanding. The bonds outstanding on the date hereof to which said Section 10 applies are Series K, Nos. 7, 8, Series P, Nos. 1B, 2B, 3B and 4B, Series Q and No. 9.

  No covenant to provide a maintenance and renewal fund is made in respect of the bonds of Series No. 10. The absence of such a covenant shall not, however, limit the right of the Company to use, apply or certify bonds of Series No. 10 to comply with, or to satisfy its obligations under, any provision of the Indenture (including, without limitation, the provisions of Section 1 of Article VII of the Indenture).

  The bonds of Series No. 10 are intended to be used as collateral for and to secure payment of the Revenue Bonds as hereinabove provided, and, accordingly, the bonds of Series No. 10 shall be dated as of the date of issuance of the Revenue Bonds and shall bear interest from the Initial Interest Accrual Date, as hereinabove provided, notwithstanding anything to the contrary contained in the Indenture with respect to the dating of bonds and the date from which interest on bonds shall accrue.

                                   ARTICLE IV

  Section 1. Capitalized terms used in this Article IV and not otherwise defined in this Indenture shall have the meanings set forth in the County Indenture.

  Section 2. Subsequent to the issuance of the Revenue Bonds, the Company shall not be required to establish compliance with the net earnings requirements of
Section 5 of Article II of the Indenture in connection with any Conversion of Interest Rate Mode on the Revenue Bonds or any change in length of Long Term Rate Period. So long as the Revenue Bonds operate in any Interest Rate Mode other than the Long Term Rate where the Long Term Rate Period ends on the day prior to the final maturity of the Revenue Bonds, the Company shall include, for purposes of any required calculation of such net earnings requirement (as such requirement shall then be in effect), interest on the bonds of Series No. 10 at an annual rate of 15%. If at any time the interest rate on the Revenue Bonds is a Long Term Rate where the Long Term Rate Period ends on the day prior to the final maturity of the Revenue Bonds, the Company may include, for purposes of any calculation of such net earnings requirement, interest on bonds of Series No. 10 at the Long Term Rate then borne by the Revenue Bonds.

                                   ARTICLE V

  Section 1. The provisions of this supplemental indenture shall be effective from and after the execution hereof; and the Indenture, as hereby modified and amended, shall remain in full force and effect.

  Section 2. Each holder or registered owner of a bond of any series not now outstanding which shall be authenticated by the Trustee and issued by the Company under the Indenture (as hereby amended) subsequent to the execution of this supplemental indenture and of any coupon pertaining to any such bond, by the acquisition, holding or ownership of such bond and coupon, thereby consents and agrees to, and shall be bound by, the provisions of this supplemental indenture.

  Section 3. Each reference in the Indenture, or in this supplemental indenture, to any article, section, term or provision of the Indenture shall mean and be deemed to refer to such article, section, term or provision of the Indenture, as hereby modified and amended, except where the context otherwise indicates.

  Section 4. All the covenants, provisions, stipulations and agreements in this supplemental indenture contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the holders and registered owners from time to time of the bonds and of the coupons issued and outstanding from time to time under and secured by the Indenture, as hereby modified and amended.

  This supplemental indenture has been executed in a number of identical counterparts, each of which so executed shall be deemed to be an original.

  At the time of the execution of this supplemental indenture, the aggregate principal amount of all indebtedness outstanding, or to be outstanding, under and secured by the Indenture, as hereby modified and amended, is $495,830,000, consisting of and represented by First Mortgage Bonds, Series K, Pollution Control Series No. 7 and 8, Series P, Pollution Control Series No. 1B through No. 4B, inclusive, Series Q and Pollution Control Series No. 9 and 10 of the Company, as follows:

                   INTEREST                                                 PRINCIPAL
   SERIES            RATE                   MATURITY DATE                    AMOUNT
   ------          --------                 -------------                   ---------
   K                7 3/8                 December 1, 2002                 $35,500,000
   No. 7            7 3/8                 May 1, 2010                        4,000,000
                    7.60                  May 1, 2020                        8,900,000
   No. 8            7.45                  September 15, 2016                96,000,000
   P                7.92                  May 15, 2007                      53,000,000
                    8.55                  May 15, 2027                      33,000,000
   No. 1B           6 1/4                 February 1, 2018                  20,930,000
   No. 2B           6 1/4                 February 1, 2018                   2,400,000
   No. 3B           6 1/4                 February 1, 2018                   7,200,000
   No. 4B           6 1/4                 February 1, 2018                   7,400,000
   Q                5.95                  June 15, 2000                     61,500,000
                    6.32                  June 15, 2003                     62,000,000
   No. 9            5 3/4                 December 1, 2023                  50,000,000
   No. 10           (a)                   November 1, 2024                  54,000,000(b)

- --------
(a) The interest rate or rates determined for the "Interest Rate Mode" as described in Section 2.02 of the County Indenture.
(b) To be presently issued by the Company under the Indenture, as hereby modified and amended.

  All of said bonds of Series K, Series P and Series Q, respectively, were sold by the Company to, and upon the issue thereof were owned and held by, the corporations and partnerships whose names and residences are stated in the Supplemental Indentures dated December 1, 1972, May 15, 1992 and June 15, 1993, respectively, executed by the Company to the Trustees under said Indenture as heretofore modified and amended.

  All of said bonds of Series No. 7 and Series No. 8 were heretofore issued and delivered by the Company to, and upon the issuance thereof were held by, First Security National Bank and Trust Company, One First Security Plaza, Lexington, Fayette County, Kentucky 40507, as trustee (now succeeded by Bank One, Lexington, N.A.).

  All of said bonds of Series No. 1B through 4B, inclusive, and Series No. 9 were heretofore issued and delivered by the Company to, and upon the issuance thereof were held by, Bank One, Lexington, N.A., 201 East Main Street, Lexington, Fayette County, Kentucky 40507, as trustee.

  The Fifty Four Million Dollars ($54,000,000) in principal amount of bonds of Series No. 10 proposed to be issued by the Company under the Indenture, as hereby modified and amended, are to be issued and delivered by the Company to, and upon the issuance thereof held by, Bank One, Lexington, N.A., 201 East Main Street, Lexington, Fayette County, Kentucky 40507, as Trustee under the County Indenture.

  Section 5. The Company hereby gives, grants, bargains, sells, transfers, assigns, pledges, mortgages, warrants the title to and conveys unto the Trustee under the Indenture, upon the trusts and for the purposes of the Indenture, as hereby modified, the following described properties:

  First. The following described gas-fired combustion turbine unit of the Company, together with transformers, substation, switching equipment and facilities related thereto, located in Kentucky:

    Item 1. The 110 MW nameplate rated Generating Unit No. 9 installed at the E.W. Brown Generating Station of the Company, located near Burgin in Mercer County.

  Second. The following described electric substations and switching stations of the Company located in Kentucky, heretofore conveyed to the Trustees under the Indenture, the size or voltage of which have been subsequently converted or increased as set forth below:

    Item 1. The 161-69 kV substation near Earlington, Hopkins County (Walker) the size of which has been increased by the addition of a 69 kV capacitor bank.

  Third. The following described electric substations and switching stations of the Company are located in Kentucky:

    Item 1. The 138 kV switching station near Burgin in Mercer County is an addition to the system.

  Fourth. The following described electric transmission lines of the Company located in Kentucky.

    Item 1. The 161 kV single circuit wood pole line extending between River Queen switch structure and the River Queen substation near Midland in Muhlenberg County.

    Item 2. The 69 kV single circuit wood pole line extending between River Queen switch structure and the River Queen substation near Midland in Muhlenberg County.

    Item 3. The 138 kV #1 single circuit steel pole line extending from the Brown North/Brown Plant line to the Brown CT Substation near Shakertown in Mercer County.

    Item 4. The 138 kV #2 single circuit steel pole line extending from the Brown North/Brown Plant line to the Brown CT Substation near Shakertown in Mercer County.

    Item 5. The 69 kV single circuit wood pole line extension from the Wheatcroft Substation into the new Nebo Substation near Nebo in Hopkins County.

    Item 6. The 69 kV single circuit wood pole line extending from the Morganfield/Corydon line to the Peabody Coal Camp NO. 1 Substation near Waverly in Union County.

    Item 7. The 69 kV single circuit wood pole line extending from the Rocky Branch/Pocket 69 kV to the Alva Substation near Alva in Harlan County.

    Item 8. The 69 kV single circuit wood pole line extending from the Pineville/Rocky Branch line to the Fourmile Substation near Fourmile in Bell County.

    Item 9. The 69 kV single circuit wood pole line extending from the Lake Reba/Paint Lick line to the Bluegrass Ordnance Substation near Richmond in Madison County.

    Item 10. The 69 kV single circuit wood pole line extending from the Green River Plant/Hillside line to the Muhlenberg Prison Substation near South Carrollton in Muhlenberg County.

  Fifth. The following described real estate of the Company situated in Garrard County, Kentucky:

  Beginning at a point in the property line between the center line of Kemper Lane and Doolin said point being approximately 370 feet northwest of a corner common to Doolin and Rogers and Kemper Lane. Then, beginning at the proposed roadway described below and the center of Kemper Lane; thence South 64(degrees) 08' East 1350 feet, thence North 86(degrees) 08' E 272 feet, thence North 03(degrees) 52' West 20 feet to the true point of the beginning; thence North 86(degrees) 07' 55" East 200 feet; thence North 03(degrees) 52' 05" West 250 feet; thence South 86(degrees) 07' 55" West 275 feet; thence South 03(degrees) 52' 05" East 250 feet; thence south 86(degrees) 07' 55" West 75 feet to the point of beginning, and containing approximately 1.58 acres.

  Temporary Construction Easement: There will also be a 50 foot temporary work space around the gas compressor site to be used during the construction only. Being the property acquired by the Company by deed dated January 5, 1994 and recorded in Deed Book 164, Page 503, Garrard County Court Clerk's Office.

  Sixth. The following described real estate of the Company situated in Hopkins County, Kentucky:

  Tract 1: Beginning at the South corner of the original Kentucky Utilities Company power plant lot; said point being located South 45 deg. 00' West
  210.00 feet from the West right-of-way of North McEuen Avenue; thence South 45 deg. 00' West 5.56 feet to a point; thence with a new division line North 46 deg. 53' 33" West 162.28 feet; thence with another new division line North 59 deg. 55' 44" West 54.65 feet to an original corner of Kentucky Utilities Company power plant lot; thence with said lot North 45 deg. 00' East 25.00 feet; South 45 deg. 00' East 215.00 feet to the beginning, containing 0.052 acres.

  Tract 2: Beginning at the original Southwest corner of the Kentucky Utilities Company power plant lot; said point being located South 45 deg. 00' West 275.00 feet from the West right-of-way of North McEuen Avenue; thence with the South line of Kentucky Utilities Company 5 acre tract North 73 deg. 10' 08" West 278.70 feet; thence with a new division line South 19 deg. 06' 55" West 36.00 feet; thence with another new division line South 71 deg. 13' 29" East 200.29 feet; thence South 66 deg. 37' 38" East 204.71 feet to a corner in Kentucky Utilities Company power plant lot; thence with said lot North 45 deg. 00' West 140.00 feet to the beginning, containing
  0.340 acres, and being the property acquired by the Company by deed dated January 17, 1994 and recorded in Deed Book 526, Page 147, Hopkins County Court Clerk's office.

  Seventh. The following described real estate of the Company situated in Jessamine County, Kentucky:

  Beginning at an iron pin (set), a common corner of Switzer and Maddox, said iron pin being in the easterly right-of-way of Clays Mill Road; thence with the easterly right-of-way of Clays Mill Road N 21(degrees) 11' 42" E 216.59 feet to an iron pin (set); thence through the lands of Switzer for two calls, S 69(degrees) 57' 04" E 220.00 feet to an iron pin (set) and S 25(degrees) 25' 54" W 265.00 feet to an iron pin (set) in the common line of Switzer and Maddox; thence with said common line N 56(degrees) 37' 00" W
  205.00 feet to the beginning and containing 1.164 acres. Being further described as parcel 2 on the Plat attached to the Deed of record in Deed Book 312, Page 244, Jessamine County Clerk's office, and marked Exhibit A. Also conveyed herein is a temporary twenty-foot access easement ("Access Easement") for ingress and egress to the above Real Property utilizing an existing entrance. The Easement is more particularly described on said Exhibit A and is identified thereon as a "temporary access for ingress and egress", and being the property acquired by the Company by deed dated November 12, 1993 and recorded in Deed Book 312, Page 244, Jessamine County Court Clerk's office.

  Eighth. The following described real estate of the Company situated in Montgomery County, Kentucky:

  Beginning at a pin set corner to McNew and Cline said pin being located South 12 degrees 54 minutes 00 seconds East 403.93 feet from the South right of way of the Old Owingsville Road and with Tract 2 for the following calls: South 12 degrees 54 minutes 09 seconds East, 130.00 feet to a pin set corner to Tract 3B of Cline and with Tract 3B; South 76 degrees 52 minutes 06 seconds West, 279.97 feet to a pin set corner to Cline and Hatton leaving Cline and with said Hatton the following call: North 13 degrees 45 minutes 25 seconds West, 140.00 feet to a pin set corner to Hatton and McNew leaving Hatton and with said McNew the following call:
  North 78 degrees 53 minutes 52 seconds East, 282.19 feet to the point of beginning and being subject to right of ways, easements, etc. of record or otherwise. Based on a field survey done by R.D. Jones General Surveys in May of 1994 and being further described as Tract 3C on the said survey made a part of the Deed of record in Deed Book 213, Page 377, Montgomery County Clerk's office. The above described parcel contains .87 acres.

  Also conveyed herein is a permanent 16 foot access easement ("Access Easement") for ingress and egress to the above Real Property which will also accommodate a distribution utility line which will be conveyed to party of the second part by separate instrument. This access easement is described as follows:

  Beginning at a point in the South right of way of the Old Owingsville Road said point being located 8 feet east of and parallel to Tract 3 and 4 and parallel to said tract line; and thence, South 12 degrees 54 minutes 04 seconds East 533.93 feet to a point said point being located south 76 degrees 52 minutes 06 seconds West 8.0 feet from the Southeast corner of lot 3C, and being the property acquired by the Company by deed dated August 5, 1994 and recorded in Deed Book 213, Page 377, Montgomery County Court Clerk's office.

  Ninth. The following described real estate of the Company situated in Muhlenberg County, Kentucky:

  Beginning at a point in the South right-of-way of the Airport Road; said point is located South 79(degrees) 41' 40" East 373.28 feet from the intersection of the East right-of-way of Kentucky Highway 189 (Greenville-Central City By-Pass) and the South right-of-way of the Airport Road; thence with the South right-of-way of the Airport Road South 80(degrees) 20' 00" East 400.00 feet to the original Northeast corner of the tract of which this is a point; thence with the original East line South 05(degrees) 25' 00" West 298.97 feet; thence with the original South line South 55(degrees) 43' 00" West 586.37 feet; thence with a new division line North 09(degrees) 40' 00" East 705.11 feet to the beginning, containing 4.786 acres, as per survey by Associated Engineers, Inc. dated March 22, 1994, and being the property acquired by the Company by deed dated June 30, 1994 and recorded in Deed Book 430, Page 69, Muhlenberg County Court Clerk's office.

  Tenth. The following described real estate of the Company situated in Pulaski County, Kentucky:

  A certain tract or parcel of land, lying and being in Pulaski County, Kentucky, and bounded and described as follows:

  Point of beginning an Iron Pin in east right of way of Monticello Road and being west corner of property. THENCE with right of way North 05 degrees 00 minutes 00 seconds East for a distance of 123.32 feet to an Iron Pin. THENCE leaving right of way South 87 degrees 01 minutes 58 seconds East for a distance of 145.00 feet to an Iron Pin; South 05 degrees 00 minutes 00 seconds West for a distance of 123.32 feet to an Iron Pin; North 87 degrees 01 minutes 58 seconds West for a distance of 145.00 feet to the point of beginning. Together with subject to covenants, easements, and restrictions of record. Said property contains 0.41 acres, more or less, as surveyed by Weylan G. Daulton, Kentucky L.S. #2463, on 3/31/94, and being the property acquired by the Company by deed dated April 11, 1994 and recorded in Deed Book 548, Page 322, Pulaski County Court Clerk's office.

  In Witness Whereof, said Kentucky Utilities Company has caused this instrument to be executed in its corporate name by its President or a Vice-President and its corporate seal to be hereunto affixed and to be attested and countersigned by its Secretary or an Assistant Secretary, and said Bank of America Illinois, for the purpose of entering into and joining with the Company in the execution of this supplemental indenture, has caused this instrument to be executed in its corporate name by one of its Vice-Presidents and its corporate seal to be hereunto affixed and to be attested by one of its Trust Officers, and said Robert J. Donahue for the purpose of entering into and joining with the Company in the execution of this supplemental indenture, has signed and sealed this instrument; all as of the day and year first above written.

                                          KENTUCKY UTILITIES COMPANY

                                          By         /s/ O. M. Goodlett
                                                     O. M. Goodlett
                                                  Senior Vice President

Attest:  /s/ George S. Brooks II
         George S. Brooks II
    General Counsel and Secretary
                                                                (Corporate Seal)

                                          Bank of America Illinois

                                          By         /s/ T. M. Jacobson
                                                     T. M. Jacobson
                                                     Vice President

Attest:     /s/ Michele Gallo
            Michele Gallo
            Trust Officer
                                                                (Corporate Seal)
                                                    /s/ Robert J. Donahue
                                                    Robert J. Donahue
                                                                          (Seal)

Commonwealth of Kentucky
                             ss:
County of Fayette

  I, Rella M. Evans, a Notary Public in and for said County in the Commonwealth aforesaid, do hereby certify that O. M. Goodlett, Senior Vice President of Kentucky Utilities Company, a Kentucky and Virginia corporation, and George S. Brooks II, General Counsel and Secretary of said corporation, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers of said corporation, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged before me that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth; and said O. M. Goodlett, upon oath, acknowledged himself to be Senior Vice President of said corporation and that, as such officer, being authorized so to do, he executed said instrument for the purposes therein contained, by signing the name of said corporation thereto by himself as such officer.

  Given under my hand and official seal this 16th day of November, 1994.
                                          /s/ Rella M. Evans
                                          Rella M. Evans
                                          Notary Public

                                          My commission expires: November 20,
                                           1995

(Notarial Seal)

State of Illinois
                   ss:
County of Cook

  I, V. Washington, a Notary Public in and for said County in the State aforesaid, do hereby certify that:

    (a) T. M. Jacobson, a Vice President of Bank of America Illinois, an Illinois banking corporation, and Michele Gallo, a Trust Officer of said corporation, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such Vice President and Trust Officer, respectively, of said corporation, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged before me that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth; and said T. M. Jacobson upon oath, acknowledged herself to be a Vice President of said corporation and that, as such officer, being authorized so to do, she executed said instrument for the purposes therein contained, by signing the name of said corporation thereto by herself as such officer; and

    (b) Robert J. Donahue, personally known to me to be the same person described in, and whose name is subscribed to, the foregoing instrument, appeared before me this day in person and acknowledged before me that he executed, signed, sealed and delivered said instrument as his free and voluntary act and deed, for the uses and purposes therein set forth.

  Given under my hand and official seal this 15th day of November, 1994.
                                          /s/ V. Washington
                                          V. Washington
                                          Notary Public

                                          My commission expires: September 20,
                                           1996

                                                                 (Notarial Seal)

                               ----------------

  This instrument was prepared by George S. Brooks II, Esq., One Quality Street, Lexington, Kentucky 40507.
                                          /s/ George S. Brooks II
                                          George S. Brooks II

                                                            EXHIBIT 10.J


                                  Amendment No. 1 To
                              Kentucky Utilities Company
                              Supplemental Security Plan
               (As Amended and Restated Effective As Of August 1, 1991)


                      The   Kentucky   Utilities   Company   Supplemental

            Security Plan (As Amended and Restated Effective As Of August

            1, 1991),  (the "Plan"), is  hereby amended, effective  as of

            August 1, 1993, in the following respects:



                      1.   By  deleting  Section  1.23 of  the  Plan  and

            inserting in lieu thereof the following:

                           "1.23 "Plan Acceptance" shall mean the
                      form  of  written acceptance,  attached as
                      Exhibit 1,  which is executed  by a Member
                      as a condition to membership in the Plan and witnessed by the Secretary of the Compensation Committee, Secretary of the Company or such other officer of the Company as the Committee shall designate from time to time."

                      2.   By  deleting  Section  2.2  of  the  Plan  and

            inserting in lieu thereof the following:

                           "2.2 After  meeting the requirements
                      for becoming  a Member and as  a condition
                      to membership, each  other Employee on  or
                      after  August  1, 1991  shall  complete  a
                      Plan Acceptance  in the  form attached  as
                      Exhibit  1   and  shall  return  the  duly
                      executed    Plan   Acceptance    to    the
                      Committee,  the  Secretary of  the Company
                      or such  other officer  of the Company  as
                      the  Committeee shall  designate from time
                      to  time.    Upon  such   receipt  of  the
                      executed Plan Acceptance, the Employee shall become a Member."

                      3.   By   deleting  Exhibit  1   to  the  Plan  and

            inserting  in  lieu  thereof a  new  Exhibit  1  in the  form attached hereto.

                      IN WITNESS  WHEREOF, the  Company  has caused  this

            instrument  to be executed by  the Chairman of  the Board and

            President,  having  been  duly  authorized by  the  Board  of

            Directors  of the  Company  on July  26,  1993 and  effective

            August 1, 1993.





                                     KENTUCKY UTILITIES COMPANY




                                     By  /s/ John T. Newton
                                          John T. Newton
                                          Chairman of the
                                          Board and President


                                     Date of Signature:    7/27/93

                                                               EXHIBIT 10.K


                                  Amendment No. 2 To
                              Kentucky Utilities Company
                              Supplemental Security Plan
                      (As Amended and Restated Effective As Of
                                   August 1, 1991)

                    The Kentucky Utilities Company Supplemental Security

          Plan (As Amended and Restated Effective As Of August 1, 1991), as

          further amended (the "Plan"), is hereby amended, effective

          December 19, 1994, in the following respects:

               1.   By deleting Section 1.20 of the Plan and inserting in

          lieu thereof the following:


                         "1.20  "Member" shall mean:

                              (a) each Employee who is an officer of the
                         Company and is participating in or elects to participate in the Plan as provided in Article II hereof, and

                              (b) each other Employee who prior to
                         December 19, 1994 (i) was in compensation group E-15, E-14 or E-13, and (ii) was participating in the Plan as provided in Article II hereof, but excluding for periods on and after December 19, 1994, however, any such other Employee unless he was a Member on December 18, 1994. If any such other Employee was a Member within the meaning of this Section 1.20(b) on December 19, 1994 by reason of being in compensation group E-15 on December 19, 1994 and such Member is subsequently placed in compensation group E-14 during January 1995, he shall be deemed for all purposes of this Plan (but not for any other purpose) to be an Employee in compensation group E-15 throughout the period, and for as long as, he continues without interruption to be an Employee in compensation group E-14.

                    If, at or after the occurrence of a Change in Control, an Employee who was a Member immediately prior to the Change in Control shall cease to be an officer or in compensation group E-15, E-14 or E-13, such person shall be deemed to be a Member for purposes of the Plan (other than for purposes of Article III, Article V, and Article VI and the benefit provided under Section 14.2) even though he has otherwise ceased to meet the requirements for being a Member."

               2.   By deleting Section 2.2 of the Plan and inserting in

          lieu thereof the following:


                         "2.2  After meeting the requirements for becoming
                    a Member on or after August 1, 1991 and prior to the December 19, 1994, and as a condition to membership, each other Employee shall complete a Plan Acceptance in the form attached as Exhibit 1 and shall return the duly executed Plan Acceptance to the Committee, the Secretary of the Company or such other officer of the Company as the Committee shall designate from time to time. Upon such receipt of the executed Plan Acceptance, the Employee shall become a Member.

                         After meeting the requirements for becoming a
                    Member under Section 1.20(a) on or after December 19, 1994, each other Employee shall complete a Plan Acceptance in the form attached as Exhibit 1 and shall return the duly executed Plan Acceptance to the Committee, the Secretary of the Company or such other officer of the Company as the Committee shall designate from time to time. Upon such receipt of the executed Plan Acceptance, the Employee shall become a Member.

                         Notwithstanding anything in the foregoing
                    provisions of this Section 2.2 to the contrary, on and after December 19, 1994, no Employee shall become a Member unless the Employee meets the requirements of
                    Section 1.20(a)."

               3.   By adding the following new sentence at the end of

          Section 2.3 as follows:

                    "If an Employee shall cease to be a Member under this
                    Section 2.3 on or after December 19, 1994, he shall not become a Member thereafter unless he meets the requirements of Section 1.20(a)."

               IN WITNESS WHEREOF, the Company has caused this instrument to be executed by the Chairman of the Board and Chief Executive

          Officer, having been duly authorized by the Board of Directors of the Company on December 19, 1994, effective as of December 19,

          1994.



                                             KENTUCKY UTILITIES COMPANY



                                             By   /s/ John T. Newton
                                                  John T. Newton
                                                  Chairman of the
                                                  Board and Chief
                                                  Executive Officer

                                             Date of Signature 12/21/94

                                                             EXHIBIT 10.M




                              KENTUCKY UTILITIES COMPANY
                         DIRECTOR DEFERRED COMPENSATION PLAN

              (As Amended and Restated Effective As Of January 1, 1995)


                                      ARTICLE I

                                       Purpose

                    The Kentucky Utilities Company Director Deferred

          Compensation Plan (the "Plan") was established, effective June 1,

          1989, to provide eligible directors of Kentucky Utilities Company with the opportunity to defer some or all of the compensation which may be payable to them for services to be performed as members of the Board of Directors of Kentucky Utilities Company.

          The terms and conditions of the Plan, as amended and restated

          effective as of January 1, 1995, are set forth below.


                                      ARTICLE II

                                     Definitions

                    The following words and phrases shall have the meanings

          set forth below unless a different meaning is clearly required by the context:

                         (a)  Account:  The account maintained
                    for each Participant showing his or her
                    interest under the Plan which shall be
                    divided into Subaccount I and Subaccount II as provided in Section 4.1.

                         (b)  Accounting Date:  Each March 31,
                    June 30, September 30 and December 31 of each calendar year. The first Accounting Date under the Plan was June 30, 1989.

                         (c)  Beneficiary:  The person or persons
                    (natural or otherwise) designated, in
                    accordance with Section 5.4, to receive the distribution of a Participant's Account balance in the event of the Participant's death.

                         (d)  Board:  The Board of Directors of
                    the Company.

                         (e)  Committee:  The Compensation
                    Committee of the Board.

                         (f)  Company:  Kentucky Utilities
                    Company, a corporation organized and existing under the laws of the Commonwealth of Kentucky.

                         (g)  Compensation:  Any retainer and
                    meeting fees payable to the Director by the Company for services rendered as a member of the Board or any committee thereof.

                         (h)  Director:  Any member of the Board
                    on or after the Effective Date who is
                    separately compensated for his or her
                    services as a member of the Board.

                         (i)  Effective Date:  June 1, 1989.

                         (j)  Fair Market Value:  The closing
                    price of the Parent's Common Stock as
                    reported in the listing of the New York Stock
                    Exchange - Composite Transactions on a
                    specified date.

                         (k)  Parent:  KU Energy Corporation or
                    any successor thereto.

                         (l)  Participant:  A Director
                    participating in the Plan in accordance with the provisions of Section 3.2, or a former
                    Director whose Account balance under the Plan has not been paid in full.

                         (m)  Plan:  The Kentucky Utilities
                    Company Director Deferred Compensation Plan set forth in this instrument, as it may be amended from time to time.

                         (n)  Service:  An individual's service
                    on the Board and on the boards of the Parent or any Subsidiary.

                         (o)  Subsidiary:  An entity in which the
                    Company or the Parent directly or indirectly beneficially owns 50% or more of the voting securities.

                                     ARTICLE III

                            Eligibility and Participation

                    3.1  Eligibility:  Each member of the Board who was a

          Director on the Effective Date was eligible to participate in the

          Plan as of the Effective Date.  Each other Director shall be eligible to participate in the Plan as of the first day of the month next following the date he or she becomes a Director.

                    3.2  Participation:  A Director may elect to

          participate in the Plan effective as of the date the Director first becomes eligible to participate as provided in Section 3.1,

          or effective as of the January 1st of any calendar year beginning after such date, by filing written notice of such election with the Company prior to the effective date of such election.  Such notice shall be accompanied by (i) an election to defer

          Compensation as provided in Section 3.4, (ii) an election with respect to Account adjustments as provided in Section 4.3, and

          (iii) an election as to the method of payment as provided in

          Section 5.1.  Upon filing such election notice, the Director shall become a Participant in the Plan effective as of the date elected as permitted in this Section 3.2.

                    3.3  Crediting of Compensation:  Commencing on the

          effective date of a Participant's participation in the Plan and continuing during the period that Compensation is to be credited to the Participant's Account under the Plan, the Company shall defer payment of and credit to the Participant's Account all or such portion, as elected by the Participant under Section 3.4, of the Compensation that the Participant would have received for services rendered by the Participant during such period as a member of the Board but for his participation in the Plan, such credits to be made as provided in Section 4.2(b).

                    3.4  Election to Defer:  At the time a Director elects

          to become a Participant, the Director shall elect to have from

          10% to 100%, in specified multiples of 10%, of his or her

          Compensation for services rendered subsequent to the date the

          Director becomes a Participant deferred under the Plan and credited to his or her Account as provided in Section 3.3.  Such election shall remain in effect until changed or terminated as hereinafter provided.

                    A Participant may change his or her election under this

          Section 3.4 effective as of the January 1st of any calendar year with respect to Compensation for services to be rendered as a

          Director on or subsequent to such January 1st, by giving the

          Company written notice of such change prior to such January 1st.

          Any change may (i) increase or decrease, within the limits prescribed in the preceding paragraph, the portion of

          Compensation to be deferred and credited to the Participant's

          Account as provided in Section 3.3, (ii) terminate an election to defer Compensation under this Section 3.4 or (iii) resume the deferral of Compensation under the Plan within the limits

          prescribed in the preceding paragraph.  A change in the portion of Compensation deferred or the termination of a Participant's election to defer Compensation shall not entitle the Participant to receive payment of his or her Account balance, which shall be payable only as provided in Article V.

                    Any election or change in election under this

          Section 3.4 shall be made on a form provided or prescribed by the

          Company.


                                      ARTICLE IV

                                Participants' Accounts

                    4.1  Individual Accounts:  A separate Account shall be

          maintained by the Company on its books for each Participant.

          Such Account shall be divided into subaccounts to specifically identify the portion of the Account subject to adjustment under

          Section 4.3(a) ("Subaccount I") and the portion of the Account subject to adjustment under Section 4.3(b) ("Subaccount II").  As of January 1, 1995, each Participant's Account shall be allocated to Subaccount I unless the Participant has elected otherwise as of such date as provided in Section 4.3.

                    4.2  Accounting Procedures:  Each Participant's Account

          shall be adjusted as of each Accounting Date as follows and in the following order:

                         (a)  The amount of any transfer to or
                    from Subaccount I or Subaccount II of the Participant's Account, pursuant to a change in election or deemed election under Section 4.3, made as of the first day of the calendar quarter ending on such Accounting Date shall be added to or subtracted from, as the case may be, the applicable Subaccounts as of the first day of such calendar quarter.

                         (b)  Each Participant's Account shall
                    next be credited with the amount of
                    Compensation to be credited to his or her Account as provided in Section 3.3 during the calendar quarter ending on such Accounting Date. Credits shall be made as of the last business day of the respective calendar months in which such Compensation would have been paid to the Participant by the Company but for his or her participation in the Plan and shall be allocated to Subaccount I or Subaccount II in accordance with the Participant's election or deemed election as in effect as of the respective dates as of which the credits are made.

                         (c)  Each Participant's Account shall
                    next be charged as of such Accounting Date with the amount of any distributions under the Plan to the Participant or to his or her Beneficiary effective as of or prior to such Accounting Date.

                         (d)  Subaccount I of each Participant's
                    Account shall next be credited with the
                    amount equivalent to interest, as determined under Section 4.3(a), to be added to the Participant's Account as of such Accounting Date.

                         (e)  Subaccount II of each Participant's
                    Account shall next be adjusted upwards or downwards, as the case may be, in accordance with Section 4.3(b), to reflect the Fair Market Value of the hypothetical shares of Parent Common Stock allocated to Subaccount II of the Participant's Account as of such Accounting Date.

               4.3  Election With Respect to Subaccount Adjustments:

          Subaccount I and Subaccount II of a Participant's Account are

          subject to adjustment as provided in Section 4.2 as follows:

                         (a)  Subaccount I Adjustments.
                    Subaccount I of a Participant's Account shall be adjusted as of an applicable Accounting Date by the addition of an amount equivalent to interest. The interest equivalent to be credited as of an Accounting Date shall be equal to the interest that would be earned on the average of the balances in Subaccount I of the Participant's Account at the end of each calendar month during the calendar quarter ending on such Accounting Date, at a rate per annum which equals the average prime rate charged by banks as reported in the Federal Reserve Bulletin published on or next prior to such Accounting Date.

                         (b)  Subaccount II Adjustments:
                    Subaccount II of a Participant's Account shall be adjusted as of an applicable
                    Accounting Date occurring after December 31,

                    1994 to equal the Fair Market Value as of such Accounting Date (or, if the Accounting Date is not a trading date, as of the trading date next preceding such Accounting Date) of the number of hypothetical shares of Parent Common Stock allocated to Subaccount II of the Participant's Account as of such Accounting Date. The number of hypothetical shares of Parent Common Stock allocated to Subaccount II of a Participant's Account as of any date shall be equal to the number of shares of Parent Common Stock that would be allocated to the Account as of such date if
                    (i) the Compensation credited to the
                    Participant's Account to be allocated to Subaccount II was invested in the Parent's Common Stock at Fair Market Value on the trading day that is coincident with or next preceding the last day of the calendar month in which such Compensation would have been paid to the Participant but for participation in the Plan, (ii) any balance transferred effective as of January 1, 1995 from Subaccount I due to the one-time election permitted under the following provisions of this Section 4.3 was invested in the Parent's Common Stock at the average Fair Market Value on trading days during the month of December, 1994, (iii) cash dividends on the shares of Parent Common Stock treated as allocated to Subaccount II of the Participant's Account were automatically reinvested in the Parent's Common Stock at Fair Market Value on the trading day that is coincident with or next following the applicable dividend payment date, and (iv) any transfers to Subaccount I due to a change in election under Section 4.3 or any distributions from Subaccount II of the Participant's Account were made at Fair Market Value on the trading day that is coincident with or next preceding the effective date of such change of election or distribution of the number of hypothetical shares of Parent Common Stock needed to make such transfer or distribution, which hypothetical shares shall be subtracted from the number of shares treated as allocated to Subaccount II of the Participant's Account as of the effective date of the transfer or distribution.

                    At the time a Director elects to become a Participant

          or as of January 1, 1995, if later, the Director shall elect to have the Compensation thereafter deferred under Section 3.4 and credited to the Participant's Account allocated, in specified multiples of 10%, to Subaccount I or Subaccount II.  If a

          Director who is a Participant as of December 31, 1994 fails to make an election hereunder as of January 1, 1995, he shall be deemed to have elected to have Compensation deferred on or after

          January 1, 1995 allocated to Subaccount I.  A Participant's election or deemed election under this Section 4.3 shall remain in effect until changed as hereinafter provided.

                    A Participant may change his or her election or deemed

          election under this Section 4.3 effective as of the January 1st of any calendar year beginning on or after January 1, 1995 by giving the Company written notice of such change prior to such

          January 1st.  Any change shall direct that subsequent

          Compensation credits under Section 3.3 be allocated, in specified multiples of 10%, to Subaccount I or Subaccount II.  Such change shall be effective commencing with the January 1st elected and shall remain in effect until further changed as provided herein.

          In addition, a Director who is a Participant as of December 31,

          1994 may make a one-time election to have the Balance (as

          hereinafter defined) credited to the Participant's Account as of

          December 31, 1994 transferred, in specified multiples of 10%, to

          Subaccount II effective as of January 1, 1995.  For purposes of the preceding sentence, "Balance" shall mean the portion of the amount credited to the Participant's Account as of December 31,

          1994 attributable to Compensation deferred under the Plan

          subsequent to April 30, 1992 plus the interest equivalent credited to the Account in respect of such Compensation since

          April 30, 1992 through December 31, 1994.

                    Any election or change in election under this Section

          4.3 shall be made on a form provided or prescribed by the

          Company.

                    Notwithstanding the foregoing provisions of this

          Section 4.3, if a Participant terminates his or her Service and the balance credited to his or her Account is to be paid in accordance with Payment Method II or Payment Method III as provided in Section 5.1, any balance in Subaccount II of the

          Participant's Account shall be transferred by a deemed election to Subaccount I of the Participant's Account as of the day after the Accounting Date that is coincident with or next following the

          Participant's termination of Service.


                                      ARTICLE V

                               Distribution of Benefits

                    5.1  Termination For Reasons Other Than Death:  Within

          15 days after the Accounting Date coincident with or next

          following the date on which the Participant terminates his or her

          Service for any reason other than death (but not earlier than

          July 1, 1995 if a Participant made the one-time election

          permitted under Section 4.3 to transfer all or part of his or her

          Account to Subaccount II effective as of January 1, 1995) the

          Company shall pay, or commence to pay, to the Participant in cash the amount credited to his or her Account.  Payment shall be made in accordance with Payment Method I, Payment Method II or Payment

          Method III, below, as elected by the Director at the time the

          Director elects to become a Participant:

                         (a)  Payment Method I - By payment in a
                    lump sum of the amount credited to the
                    Participant's Account as of the Accounting
                    Date coincident with or next following the date on which the Participant terminates his or her Service.

                         (b)  Payment Method II - By payment in
                    quarterly installments, the number of which shall be the lesser of (i) 40 or (ii) the aggregate number of full calendar quarters during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a Subsidiary (but not counting any such calendar quarter more than once). The amount of each installment shall be equal to the quotient obtained by dividing the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment by the number of installment payments remaining to be made to such Participant at the time of such calculation.

                         (c)  Payment Method III - By payment in
                    annual installments, the number of which shall be the lesser of (i) 10 or (ii) the aggregate number of full calendar years (but not less than one) during which compensation was credited to the Participant's Account under the Plan and to his or her account under any similar plan of the Parent or a Subsidiary (but not counting any such calendar year more than once). The amount of each installment shall be equal to the quotient obtained by dividing the balance credited to Participant's Account as of the Accounting Date coincident with or next preceding the date of such installment payment by the number of installment payments remaining to be made to such Participant at the time of such calculation.

          An election under this Section 5.1 shall be made on a form provided or prescribed by the Company and once made shall be irrevocable.

                    5.2  Death:  Upon the death of a Participant, whether

          before or after termination as a member of the Board, prior to the complete distribution of the balance credited to his or her

          Account, any undistributed amount credited to the Participant's

          Account as of the Accounting Date coincident with or next

          following the Participant's date of death shall be paid in cash in a lump sum to the Participant's Beneficiary within 15 days after such Accounting Date (but not earlier than July 1, 1995 if a Participant made the one-time election permitted under Section

          4.3 to transfer all or part of his or her Account to Subaccount

          II effective as of January 1, 1995).

                    5.3  Hardship Distribution:  With the written consent

          of the Committee, a Participant may withdraw, as of an Accounting

          Date prior to termination of Service, from the portion of his or her Account credited to Subaccount I as of such Accounting Date a cash amount not in excess of the balance credited to Subaccount I of the Participant's Account as of such Accounting Date.  The

          Committee, in its sole discretion, may consent to such withdrawal but only if the withdrawal is necessary, upon demonstration by or on behalf of the Participant, because of a substantial financial hardship of the Participant as a result of accident, illness or disability.  The Committee, in its sole discretion, shall

          determine the amount of such a distribution that is needed to meet the need created by the hardship.  Any such distribution shall be charged to the Participant's Account credited to

          Subaccount I.

                    5.4  Beneficiary:  As used in the Plan, the term

          "Beneficiary" means:

                         (a)  The last person designated as
                    Beneficiary by the Participant in a written notice on a form prescribed by and filed with the Company;

                         (b)  If there is no designated
                    Beneficiary or if the person so designated shall not survive the Participant, such Participant's spouse; or

                         (c)  If no such designated Beneficiary
                    and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant's Account, then the legal representative of the last survivor of the Participant and such persons, or, if the Company shall not receive notice of the appointment of any such legal representative within one year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his intestate personal property) shall be the Beneficiaries to whom the then remaining balance of the Participant's Account shall be distributed.

          Any Beneficiary designation may be changed from time to time by like notice similarly delivered.  No notice given under this

          Section shall be effective unless and until the Company actually receives such notice and enters it in its records.


                                      ARTICLE VI

                                Financing of Benefits

                    The Plan shall be a nonqualified and unfunded plan.

          Benefit payments under the Plan shall represent an unsecured general obligation of the Company and shall be paid by the

          Company from its general assets.  No special fund or trust shall be created or held for the financing of benefits under the Plan.


                                     ARTICLE VII

                                 Facility of Payment

                    Whenever a person entitled to receive any payment under

          the Plan is a person under legal disability or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is in the opinion of the Committee unable properly to manage his or her affairs, then such payments shall be paid in such of the following ways as the Committee deems best:  (a) to such person directly; (b) to the legally appointed guardian or conservator of such person; (c) to some relative or friend of such person for his or her benefit; (d) for the benefit of such person in such manner as the Committee considers

          advisable.  Any payment made in accordance with the provisions of this Article shall be a complete discharge of any liability for the making of such payment under the Plan, and the distributee's receipt shall be a sufficient discharge to the Company.


                                     ARTICLE VIII

                                    Administration

                    The Plan shall be administered by the Compensation

          Committee of the Board.  The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder,

          including, but not by way of limitation, to construe and

          interpret the Plan, decide all questions of eligibility and determine the amount and time of payment of benefits hereunder.

          The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.  No

          Participant who is a member of such Committee may vote on any question relating specifically to himself or herself.


                                      ARTICLE IX

                                    Miscellaneous

                    9.1  Other Agreements.  The Plan shall not affect in

          any way the rights or obligations of a Director under any

          deferred compensation or other agreement between the Director and the Company or the Parent, including, but not limited to, the

          KU Energy Corporation Director Retirement Retainer Program or the

          Kentucky Utilities Company Director Retirement Retainer Program.

                    9.2  Successors.  The Company shall require any

          successor (whether direct or indirect, by purchase, merger,

          consolidation, reorganization or otherwise) to all or

          substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be  required to perform if no such succession had taken place.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale,

          merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, executors and

          administrators of each Director.

                    9.3  Interests Not Transferable.  No person shall have

          any right to commute, encumber, pledge or dispose of any right to receive payments hereunder, nor shall such payments be subject to seizure, attachment or garnishment for the payments of any debts,

          judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy,

          insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

                    9.4  Amendment and Termination.  The Plan may be

          amended from time to time or terminated by the Board at any time,

          but no amendment or termination may adversely affect the rights of any person without his or her prior written consent.

                    9.5  Applicable Law.  This Plan shall be construed in

          accordance with and governed by the laws of the Commonwealth of

          Kentucky.

                    9.6  Notices.  For all purposes of this Plan, all

          communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid,

          addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to a

          Participant at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                    9.7  Severability:  Each section, subsection and lesser

          section of this Plan constitutes a separate and distinct

          undertaking, covenant and/or provision hereof.  Whenever

          possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law.

          In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.

                    9.8  Withholding of Taxes:  The Company may withhold

          from any amounts payable under this Plan all federal, state, city and other taxes as shall be legally required.

                    IN WITNESS WHEREOF, Kentucky Utilities Company has

          caused this instrument to be executed in its name by its Chairman of the Board and Chief Executive Officer and its Corporate Seal to be hereunto affixed, attested by its Secretary, on this 21st day of December, 1994.


                                             KENTUCKY UTILITIES COMPANY


                                             By  /s/ John T. Newton
                                               Chairman of the Board and
                                               Chief Executive Officer


          [Corporate Seal]


          ATTEST:



          /s/ George S. Brooks II
                 Secretary


                                                                                 EXHIBIT 12

                                     KENTUCKY UTILITIES COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




      Year Ended December 31,             1994       1993        1992       1991        1990
                                                                 (in thousands except ratios)

      Earnings
         Net Income                  $ 77,512   $  81,286   $ 76,298   $  84,755   $ 80,113
      Adjustments
         Fixed charges                 34,558      32,899     40,965      38,185     37,351
         Income taxes
         Current Federal               37,058      35,893     30,838      37,241     30,618
         Current State                  8,812       9,484      7,951       9,252      8,866
         Deferred Federal--Net         (1,114)      2,837      2,269         570      3,024
         Deferred State--Net               13          71        561         160        (26)
         Deferred investment
           tax credit--Net                (86)       (107)      (130)       (654)      (151)
         Income taxes included
           in Other Income
           and Deductions
         Current Fed and State          1,881      (2,616)      (224)      2,085      4,167
         Deferred Fed and State          (458)      2,817      1,144        (458)      (535)
         Amortization of
           investment credit           (4,024)     (4,024)    (4,019)     (3,723)    (4,039)
         Undistributed income of
           Electric Energy, Inc           (39)        (38)       (53)          5         76


           Total Earnings            $154,113   $ 158,502   $155,600   $ 167,418   $159,464

      Fixed Charges
         Int on long-term debt       $ 32,147   $  31,650   $ 39,571   $  36,559   $ 36,132
         Other interest charges         2,411       1,249      1,394       1,626      1,219

           Total Fixed Charges       $ 34,558   $  32,899   $ 40,965   $  38,185   $ 37,351


      Ratio of Earnings
        to Fixed Charges                 4.46        4.82       3.80        4.38       4.27




      ____________

      Note--Rentals are not material and have not been included in fixed charges.

                                                -161-

                                                                     EXHIBIT 21


                             KENTUCKY UTILITIES COMPANY

                                LIST OF SUBSIDIARIES






     Electric Energy, Inc., an Illinois corporation--Kentucky Utilities owns 20% of EEI's common stock.

                                                                     EXHIBIT 23


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






          As independent public accountants, we hereby consent to the incorporation by reference in the previously filed Form S-8 Registration Statements of KU Energy Corporation and Kentucky Utilities Company (File Nos. 33-44234 and 33-57087) and Kentucky Utilities Company's previously filed Form S-3 Registration Statement (File No. 33-69852) of our report dated January 30, 1995, included in Kentucky Utilities Company's Form 10-K for the year ended December 31, 1994.




                              /s/ Arthur Andersen LLP
                              Arthur Andersen LLP

     Chicago, Illinois
     March 9, 1995

[ARTICLE] UT
This schedule contains summary financial information extracted from the Balance Sheet as of December 31, 1994 and the Income Statement for the period ended December 31, 1994 and is qualified in its entirety by reference to such Form 10-K Annual Report.
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1994
[PERIOD-END]                               DEC-31-1994
[BOOK-VALUE]                                  PER-BOOK
[TOTAL-NET-UTILITY-PLANT]                    1,409,917
[OTHER-PROPERTY-AND-INVEST]                     13,344
[TOTAL-CURRENT-ASSETS]                         160,811
[TOTAL-DEFERRED-CHARGES]                        34,028
[OTHER-ASSETS]                                       0
[TOTAL-ASSETS]                               1,618,100
[COMMON]                                       308,140
[CAPITAL-SURPLUS-PAID-IN]                        (595)
[RETAINED-EARNINGS]                            257,656
[TOTAL-COMMON-STOCKHOLDERS-EQ]                 565,201
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                     40,000
[LONG-TERM-DEBT-NET]                           496,012
[SHORT-TERM-NOTES]                                   0
[LONG-TERM-NOTES-PAYABLE]                            0
[COMMERCIAL-PAPER-OBLIGATIONS]                  76,300
[LONG-TERM-DEBT-CURRENT-PORT]                       21
[PREFERRED-STOCK-CURRENT]                            0
[CAPITAL-LEASE-OBLIGATIONS]                          0
[LEASES-CURRENT]                                     0
[OTHER-ITEMS-CAPITAL-AND-LIAB]                 440,566
[TOT-CAPITALIZATION-AND-LIAB]                1,618,100
[GROSS-OPERATING-REVENUE]                      636,652<F1>
[INCOME-TAX-EXPENSE]                            44,683
[OTHER-OPERATING-EXPENSES]                     490,783
[TOTAL-OPERATING-EXPENSES]                     535,466
[OPERATING-INCOME-LOSS]                        101,186
[OTHER-INCOME-NET]                              10,393
[INCOME-BEFORE-INTEREST-EXPEN]                 111,579
[TOTAL-INTEREST-EXPENSE]                        34,067
[NET-INCOME]                                    77,512
[PREFERRED-STOCK-DIVIDENDS]                      2,384
[EARNINGS-AVAILABLE-FOR-COMM]                   75,128
[COMMON-STOCK-DIVIDENDS]                        61,644
[TOTAL-INTEREST-ON-BONDS]                       32,147
[CASH-FLOW-OPERATIONS]                         141,269
[EPS-PRIMARY]                                        0<F2>
[EPS-DILUTED]                                        0<F2>

<F1>See Note 1 of the Notes to Financial Statements.
<F2>All outstanding common stock of Kentucky Utilities Company is held by its parent company, KU Energy Corporation. Therefore, earnings per share is not applicable.

                                                                   EXHIBIT 99.A

                             DESCRIPTION OF COMMON STOCK

     General. The authorized capital stock of Kentucky Utilities consists of 5,300,000 shares of Preferred Stock, cumulative, without par value, issuable in series, of which 37,817,878 shares were outstanding at December 31, 1994, 2,000,000 shares of Preference Stock, cumulative, without par value, issuable in series, and 80,000,000 shares of Common Stock, without par value of which 37,817,878 shares were outstanding (all of which were held by KU Energy) at December 31, 1994. No shares of Preference Stock are issued or outstanding.

     The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of Kentucky Utilities' Restated Articles of Incorporation and resolutions and amendments establishing series of Preferred Stock (collectively, the "Articles") and of Kentucky Utilities' Mortgage Indenture, as amended, securing its first mortgage bonds (the "Indenture"). The statements make use of defined terms, are not complete and do not give effect to statutory or common law.

     Dividend Rights. The Board of Directors of Kentucky Utilities may declare dividends on the Common Stock out of any surplus or net profits of Kentucky Utilities legally available for the purpose, provided full cumulative dividends on the Preferred Stock and the Preference Stock for the current and all past quarterly dividend periods shall have been paid or declared and set apart for payment and Kentucky Utilities is not in arrears in its sinking fund obligations in respect of any shares of Preferred Stock or Preference Stock.

     Limitations on Dividends on Common Stock. The Indenture provides that, so long as certain currently outstanding series of First Mortgage Bonds are outstanding, Kentucky Utilities will not declare or pay any dividends on its Common Stock or make any other distribution on or purchase any of its Common Stock unless the amounts expended by Kentucky Utilities for maintenance and repairs and provided for depreciation subsequent to April 30, 1947, plus Kentucky Utilities' earned surplus (retained earnings) for such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the gross operating revenues of Kentucky Utilities for the period. The Articles provide, in effect, that, so long as any of the Preferred Stock is outstanding, the total amount of all dividends or other distributions on Common Stock and purchases of such stock that may be paid or made during any 12-month period shall not exceed (a) 75% of the "net income available for dividends on common stock" if the ratio of "common stock equity" to "total capital" (each as defined) of Kentucky Utilities shall be 20% to 25%, or (b) 50% of such net income if such ratio shall be less than 20%. When such ratio is 25% or more, no such dividends, distributions or purchases may be paid or made which would reduce such ratio to less than 25% except to the extent permitted by clauses (a) and (b) above. As of December 31, 1994, no amount of retained earnings was restricted under the Indenture or Articles.

     Voting Rights. Each share of Common Stock is entitled to one vote on each matter voted on at stockholders' meetings, except as otherwise provided in the Articles, and to cumulative voting rights in the election of directors. Shares of Preferred Stock and Preference Stock are not entitled to vote for the election of directors or in respect of any other matters, except as expressly provided in the Articles or as may be required by law. The Articles give to holders of Preferred Stock and Preference Stock certain special voting rights designed to protect their interest with respect to specified corporate action. In addition, in certain events relating to dividends in default on Preferred Stock, holders of Preferred Stock as a class are entitled to elect a majority of the full Board of Directors; and in certain events relating to dividends in default on the Preference Stock, holders of Preference Stock as a class are entitled to elect two directors.

     Liquidation Rights. Upon the liquidation or dissolution of Kentucky Utilities, the holders of Preferred Stock and the Preference Stock are entitled to be paid designated amounts out of the net assets of Kentucky Utilities in preference to the Common Stock. After such payment to holders of Preferred Stock and Preference Stock, the remaining assets and profits shall be distributed to the holders of Common Stock.

     Board of Directors. Kentucky Utilities' Bylaws provide for a Board of Directors comprised of from nine to eleven members as determined from time to time by the Board. The Board currently has ten members. Kentucky
     Utilities' Articles provide for the classification of the Board of Directors into groups with directors being elected for three-year terms subject to certain rights of holders of Preferred Stock and Preference Stock to elect directors.

     Preemptive  Rights.    Holders  of  Kentucky  Utilities'  Stock  have   no
     preemptive  right  to  subscribe  for  stock  or  securities  of  Kentucky
     Utilities.

     Call of Special Meetings. Kentucky Utilities' Articles provide that no meeting of shareholders (except for certain meetings called by holders of Preferred Stock or Preference Stock) may be called by shareholders unless called by the holders of at least 51 percent of all the votes entitled to be cast on each issue proposed to be considered at the special meeting.

     Miscellaneous.   The  outstanding  shares  of  Common  Stock  of  Kentucky
     Utilities are fully paid and non-assessable.

     Under Kentucky and Virginia law, Kentucky Utilities may amend the Articles to increase, decrease or adjust its capital stock or any class thereof or otherwise amend any provision of the Articles or any amendment thereto, in the manner permitted by law, subject, however, to the limitations prescribed in the Articles; and all rights conferred on stockholders in the Articles or any amendment thereto are subject to the foregoing.

     The Transfer Agents of the Common Stock are Illinois Stock Transfer Company, Chicago, Illinois, and Harris Trust and Savings Bank, Chicago, Illinois; and the Registrar is Harris Trust and Savings Bank, Chicago, Illinois.

                                                                   EXHIBIT 99.B

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy which will be deemed to include shares held of record and shares, if any, held under such Plan. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 11, 1995, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 2; for the ESOP, to Liberty National Bank and Trust, PO Box 32500, Louisville, Kentucky 40232, Attention: Barbara J. Steele, Trust Investment Division; and for the Savings Plan, to National City Bank, Kentucky, PO Box 36010, Louisville, Kentucky 40233, Attention: Judith E. Meany.

                             Election of Directors

  General. Three directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of W. B. Bechanan, Harry M. Hoe and Michael R. Whitley as directors of the Company, to hold office until the 1998 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1995.

  The following information is given with respect to the nominees for election as directors:

              W. B. BECHANAN, 69, retired in 1987 as Chairman of the Board and
- ------------  Chief Executive Officer of Kentucky Utilities. He has been a
- ------------  director of the Company since 1991 and a director of Kentucky
              Utilities since 1978. Mr. Bechanan beneficially owns 25,975 shares of Common Stock of the Company which include 22,389 shares held pursuant to family trusts under which Mr. Bechanan has shared investment power.

- ------------  HARRY M. HOE, 69, is President and a director of J. R. Hoe &
- ------------  Sons, Inc., Middlesboro, Kentucky, a foundry and casting company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 14,888 shares of Common Stock of the Company which include 4,796 shares held solely by his wife.


              MICHAEL R. WHITLEY, 52, was elected President and Chief
- ------------  Operating Officer of the Company and Kentucky Utilities on
- ------------  November 1, 1994. He was Executive Vice President of these companies from August 1, 1994 to November 1, 1994. Before this period, he had been a Senior Vice President of the Company since 1988 and of Kentucky Utilities since 1987. Mr. Whitley was Secretary of the Company from 1988 until 1992 and of Kentucky Utilities from 1978 until 1992. Mr. Whitley is a director of LFS Bancorp Inc. and its wholly owned subsidiary, Lexington Federal Savings Bank. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. Mr. Whitley beneficially owns 16,292 shares of the Common Stock of the Company which include 337 shares held solely by his wife.

  Information with respect to those directors whose terms are not expiring is as follows:

              MIRA S. BALL, 60, is Secretary-Treasurer and Chief Financial
- ------------  Officer of Ball Homes, Inc., a single-family residential
- ------------  developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 5,918 shares of Common Stock of the Company. Her term expires in 1996.


              MILTON W. HUDSON, 67, has been an economic consultant
- ------------  (Washington, D.C.) since 1991. He was Managing Director and
- ------------  Senior Economic Advisor of Morgan Guaranty Trust Company of New
              York from January 1990 until his retirement in June 1991. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns
              1,076 shares of Common Stock of the Company. His term expires in 1997.


              JOHN T. NEWTON, 64, is Chairman of the Board and Chief Executive
- ------------  Officer of the Company and Kentucky Utilities. He also was
- ------------  President of these companies from 1987 to November 1, 1994. Mr.
              Newton has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. He beneficially owns 35,407 shares of Common Stock of the Company which include
              11,941 shares held jointly with his wife. His term expires in 1997.

- ------------  FRANK V. RAMSEY, JR., 63, is President and Director of Dixon
- ------------  Bank, Dixon, Kentucky, and a farm owner and operator. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company. His term expires in 1996.


              WARREN W. ROSENTHAL, 71, is a private investor and the owner of
- ------------  Patchen Wilkes Farm, Lexington, Kentucky (a thoroughbred horse-
- ------------  breeding operation). Mr. Rosenthal is a director of
              Immunomedics, Inc. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1976. Mr. Rosenthal beneficially owns 17,400 shares of Common Stock of the Company. His term expires in 1996.


              WILLIAM L. ROUSE, JR., 62, was Chairman of the Board and Chief
- ------------  Executive Officer and a director of First Security Corporation
- ------------  of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company. In addition, Mr. Rouse's account under the Directors Deferred Compensation Plan described below has the equivalent of 803 shares of Common Stock. His term expires in 1997.


              CHARLES L. SHEARER, PH.D., 52, is President of Transylvania
- ------------  University, Lexington, Kentucky. He has been a director of the
- ------------  Company since 1991 and a director of Kentucky Utilities since
              1987. Dr. Shearer beneficially owns 1,320 shares of Common Stock of the Company which include 200 shares held solely by his wife and 12 shares held by his children. His term expires in 1996.


  Voting Securities Beneficially Owned by Directors, Nominees and Executive Officers; Other Information. The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at February 1, 1995 an aggregate of 187,239 shares of Common Stock of the Company, representing in the aggregate .5% of such stock.

  On March 30, 1994, a report on Form 4 (due February 15, 1994) was filed on behalf of Roger C. Grimm, a former Vice President of the Company, with the Securities and Exchange Commission reporting a purchase of Company Common Stock.

  Meetings and Committees of the Board of Directors. All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established six committees: the Executive

  Directors' Compensation. Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company or Kentucky Utilities is paid an annual retainer of $20,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $15,000. Thus, the net annual Company retainer paid to such directors is $5,000 but the aggregate paid for serving on both Boards is $20,000.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $750 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings and if the same committee of the Boards of the Company and Kentucky Utilities meet on the same day, only one $750 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump-sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control is broadly defined under the Director Retirement Plans and includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than a majority of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities. The annual retainer in effect upon the director's termination from a Board will be calculated as described in the first paragraph under this caption.

  Directors may elect to have all or a specified portion of their directors' fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities. Amounts deferred will be maintained in unfunded accounts for each participant, which, based on a choice made by the Directors in advance, either: 1) bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve Bulletin; or 2) experience appreciation (depreciation) and earnings based on a hypothetical investment in the Company's common stock. Amounts credited under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. Because officers of the Company and Kentucky Utilities receive no compensation for services as directors, any director who is an officer is not eligible to participate in the plans.

  Executive Compensation. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1992 through 1994 in all capacities, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company and Kentucky Utilities:

                           Summary Compensation Table

                                                                      LONG-TERM
                                                                     COMPENSATION
                                ANNUAL COMPENSATION                    PAYOUTS
                             --------------------------              ------------
                                                                         LTIP
                                                        OTHER ANNUAL ------------  ALL OTHER
    NAME AND PRINCIPAL                                  COMPENSATION   PAYOUTS    COMPENSATION
         POSITION            YEAR SALARY($) BONUS($)(1)    ($)(2)       ($)(3)       ($)(4)
    ------------------       ---- --------- ----------- ------------ ------------ ------------
JOHN T. NEWTON;              1994  462,694    149,979      13,380      158,738       7,561
 Chairman of the Board,      1993  424,237    144,362      11,886            0       8,444
 Chief Executive Officer     1992  414,909     99,075      11,161           NA       4,870
 & Director of the Company
 & Kentucky Utilities
MICHAEL R. WHITLEY;          1994  245,490     67,157         481       50,508       5,560
 President, Chief Operating  1993  219,529     62,164       1,258            0       6,045
 Officer & Director of the   1992  210,682     41,834          21           NA       3,574
 Company & Kentucky
 Utilities
JAMES W. TIPTON;             1994  214,043     63,210       1,373       50,508       5,537
 Senior Vice President of    1993  204,042     60,331       1,201            0       5,712
 the Company                 1992  205,199     41,834          18           NA       3,346
O. M. GOODLETT;              1994  200,251     56,889           0       30,246       4,500
 Senior Vice President of    1993  188,724     54,257           0            0       4,497
 the Company & Kentucky      1992  160,215     24,736           0           NA       2,182
 Utilities
WAYNE T. LUCAS;              1994  159,699     33,754         523       22,658       5,522
 Senior Vice President of    1993  139,331     31,695         446            0       5,813
 Kentucky Utilities          1992  141,305     23,803         413           NA       3,101

- --------
(1) Bonuses are paid under the Annual Performance Incentive Plan. Any bonus earned but deferred under the Executive Deferred Compensation Plan is included in the Table.

(2) Other annual compensation consists of amounts for group term life insurance and related income taxes.

(3) Under the Kentucky Utilities Performance Share Plan, which commenced in 1990 and is described under "Report of Compensation Committee on Executive Compensation" above, Performance Shares have been contingently granted each year since 1990 in each case for a three-year Performance Cycle. For the Performance Cycle commencing in 1990, there was a zero payout. For the Performance Cycle commencing in 1991, a payout of 75% of the contingent grant was made in 1994 as shown in the table above. The 1994 amounts represent awards of restricted shares of Company Common Stock (valued at April 26, 1994, the date of transfer to the officers). Such shares will be forfeited if the officer terminates employment prior to January 1, 2001 for any reason other than retirement, disability or death or in the event of a change in control. Shares of Common Stock are awarded under the plan only after the end of the Performance Cycle and if the performance goals have been met.

(4) All other compensation includes above-market-rate interest earned on deferred compensation and the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan. Such amounts for 1994 are shown in the following table.

                                                       INTEREST ON     401(K)
                         EXECUTIVE                       DEFERRED     MATCHING
                          OFFICER                      COMPENSATION CONTRIBUTION
                         ---------                     ------------ ------------
      John T. Newton..................................    $3,061       $4,500
      Michael R. Whitley..............................    $1,060       $4,500
      James W. Tipton.................................    $1,037       $4,500
      O. M. Goodlett..................................    $    0       $4,500
      Wayne T. Lucas..................................    $1,022       $4,500

  Performance Shares contingently awarded under the Company's and Kentucky Utilities' Performance Share Plans in 1994 are reported in the Long-Term Incentive Plan awards table below. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

              Long-Term Incentive Plan--Awards In Last Fiscal Year

                                      PERFORMANCE
                                       OR OTHER
                                        PERIOD
                                         UNTIL    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                          NUMBER OF   MATURATION            PRICE-BASED PLANS(4)
                           UNITS OR       OR      ----------------------------------------
NAME                     OTHER RIGHTS  PAYOUT(3)  THRESHOLD($)    TARGET($)     MAXIMUM($)
- ----                     ------------ ----------- ------------ ---------------- ----------
John T. Newton..........    7,240(1)        3         $ 0      $97,740-$146,610  $195,480
Michael R. Whitley......    2,275(1)        3         $ 0      $30,713-$ 46,069  $ 61,425
James W. Tipton.........    2,170(2)        3         $ 0      $29,295-$ 43,943  $ 58,590
O. M. Goodlett..........    1,955(2)        3         $ 0      $26,393-$ 39,589  $ 52,785
Wayne T. Lucas..........      990(2)        3         $ 0      $13,365-$ 20,048  $ 26,730

- --------
(1) Constitutes Performance Shares contingently granted under the KU Energy Performance Share Plan in 1994.
(2) Constitutes Performance Shares contingently granted under the Kentucky Utilities Performance Share Plan in 1994.

(3) Number of years in Performance Cycle.

(4) See description below for the scale that determines which amount would be applicable. Amounts are calculated based on the price of the Company's Common Stock on December 31, 1994.

  For the Performance Cycle commencing in 1994, payouts of contingent grants shown in the table above will be determined by calculating the average return on equity for the Performance Cycle of the Company or Kentucky Utilities, as the case may be, compared to the average return on equity for the Performance Cycle for the comparable companies. The returns will be ranked in descending order. For the 1994-1996 Performance Cycle, the scale that determines if grants are earned is as follows: if the Company's or Kentucky Utilities' rank, as the case may be, is in the top two, the payout will be 100% of the contingent grant (the Maximum shown in the table); if their rank is third or fourth, the payout will be 75% and if their rank is fifth or sixth, the payout will be 50% (the two figures shown as Target in the table); and if their rank is seventh or below, no shares will be awarded (shown as the Threshold in the table) for that Performance Cycle under the applicable Performance Share Plan. Similar scales have been established for other outstanding Performance Cycles (with the scale relating to growth in earnings per share for the Kentucky Utilities Performance Share Plan prior to the Performance Cycle commencing in 1993).

  Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below. Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. As of December 31, 1994, the credited years of service under the Retirement Plan for such persons were as follows: Mr. Newton, 36 years; Mr. Whitley, 30 years; Mr. Tipton, 27 years; Mr. Goodlett, 24 years; and Mr. Lucas, 25 years. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations effective in 1994, no base compensation above $150,000 may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, no annual benefit derived from employer contributions may exceed $120,000. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1994 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows: Mr. Newton, $118,347; Mr. Whitley, $101,643; Mr. Tipton, $93,138; Mr. Goodlett, $84,638;
and Mr. Lucas, $86,738.

   FINAL
  AVERAGE                        ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
   BASE                    --------------------------------------------------------------
  PAY(1)                      15       20       25       30       35       40       45
  -------                  -------- -------- -------- -------- -------- -------- --------
 $150,000................  $ 29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
  200,000................    39,999   53,332   66,665   79,998   93,331  106,664  119,997
  250,000................    49,999   66,665   83,331   99,998  116,664  133,330  149,996
  300,000................    59,999   79,998   99,998  119,997  139,997  159,996  179,996
  350,000................    69,998   93,331  116,664  139,997  163,329  186,662  209,995
  400,000................    79,998  106,664  133,330  159,996  186,662  213,328  239,994
  450,000................    89,998  119,997  149,996  179,996  209,995  239,994  269,993
  500,000................    99,998  133,330  166,663  199,995  233,328  266,660  299,993
  550,000................   109,997  146,663  183,329  219,995  256,660  293,326  329,992
  600,000................   119,997  159,996  199,995  239,994  279,993  319,992  359,991

- --------

(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.
(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and social security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death of an eligible executive officer prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability, the member will receive the "retirement benefit" if the member lives to retirement age and is then disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age for the individuals named in the Summary Compensation Table (assuming 1994 basic salary) are as follows: Mr. Newton, $227,266; Mr. Whitley, $89,247; Mr. Tipton, $56,502; Mr. Goodlett, $48,466; and Mr. Lucas, $38,866. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following the change in control for reasons other than cause, death, permanent disability or attainment of age 65; (ii) resignation within two years of the change in control for good reason (as defined in the plan); and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer or, if such positions are filled by less than three persons, the Executive Vice President, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and (ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain federal excise tax liabilities. The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service for executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness. Change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation."

  The Performance Share Plans and Executive Deferred Compensation Plans contain provisions relating to a change in control. Under each of these plans a change in control has essentially the same meaning as under the Director Retirement Plans described under "Directors' Compensation." Under the Performance Share Plans, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate cash payment for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination in connection with a change in control will be determined in accordance with the formula specified in the Performance Share Plan. In addition, after a change in control, whether or not the participant is terminated, under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant. The Incentive Plans do not contain any change in control provisions.

                                    General

  Independent Public Accountants. The Audit Committee of the Board has selected the firm of Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company and Kentucky Utilities for 1995. The firm has served as the Company's independent public accountants since 1991 and as Kentucky Utilities' independent public accountants for many years. Representatives of the firm are not expected to be present at the annual meeting.

  Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 19, 1995, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting. A shareholder submitting a proposal or nominating a person to serve as director must comply with procedures set forth in the Company's By-laws. In general, the By-laws provide that for business to be considered at an annual meeting of shareholders, a shareholder must give timely and proper notice of the matter to the Secretary of the Company. The notice must specify in reasonable detail the business desired to be brought before the meeting